As filed with the Securities and Exchange Commission on May 28, 2003

PACIFIC CMA, INC.

Registration No. 333-100045

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5 TO FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PACIFIC CMA, INC.

(Name of small business issuer in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	4299 (Primary Standard Industrial Classification Code Number)	84-1475073 (I.R.S. Employer Identification Number)

4750 Table Mesa Drive

Boulder, CO

80305

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (303) 494-3000

c/o AGI Logistics (Hong Kong) Ltd.

Unit D, 11/F, Garment Center,

576-586 Castle Peak Road,

Cheung Sha Wan, Kowloon,

Hong Kong

c/o Airgate International Corporation.

153--04 Rockaway Blvd,

NY 11434, USA.

(Address of principal place of business or intended principal place of business)

Gary S. Joiner, Esq.

Frascona, Joiner, Goodman and Greenstein, PC

4750 Table Mesa Drive
Boulder, Colorado 80305

(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As promptly as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. *[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b), under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering [ ].

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction "G", check the following box. *[ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common stock, no par value	$3,600,000	$291.60

(1) Estimated solely for the purpose of completing the registration fee pursuant to Rule 457 (0)

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY PACIFIC CMA'S EFFECTIVE DATE. THIS IS APPLICABLE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

Pacific CMA, Inc.

Minimum Offering of $600,000 Maximum Offering of $3,600,000

Offering Price: $1.20 per share of common stock

We are offering a minimum of 500,000 shares ($600,000 of gross proceeds) and a maximum of 3,000,000 shares maximum ($3,600,000 of gross proceeds) on a "self-underwritten" basis directly through our officers and directors, who will not receive any commissions or other remuneration for selling shares. We may also offer the shares through brokers or sales agents, who may receive compensation in the form of commissions, which total commissions will not exceed 10% of the selling price of the shares.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "PCCM.OB." On May 23, 2003, the last reported sale price of our common stock on the OTC Bulletin Board was $0.80 per share. Unless otherwise indicated, all information herein assumes our offering price of $1.20 per share.

The common stock offered involves a high degree of risk. We refer you to "Risk Factors," beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds To Pacific CMA, Inc. (2)

Per Share	$1.20	$0.12	$1.08
Total Minimum Offering	$600,000	$60,000	$540,000
Total Maximum Offering	$3,600,000	$360,000	$3,240,000

(1) Assumes a commission of 10% on all shares which are sold.

(2) Before expenses of this offering which we estimate will be approximately $90,000.

The offering will commence promptly after the effectiveness of the registration statement and will continue for 90 days unless extended by us, in our sole discretion, for up to an additional 90 days. All funds from sale of shares will initially be held in escrow pursuant to an escrow agreement with Key Bank National Association, as escrow agent. If $600,000 in gross proceeds from subscriptions for 500,000 shares has not been deposited with the escrow agent within 90 days of the date of this Prospectus (subject to an extension of not more than 90 days) all proceeds will be promptly refunded to subscribers, without deduction or interest, but during the escrow period, subscribers will have no right to the return of their subscriptions (See "Plan of Distribution").

The date of this prospectus is May [ ] 2003

Table of Contents

PROSPECTUS SUMMARY

RISK FACTORS

USE OF PROCEEDS

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

SELECTED HISTORICAL FINANCIAL INFORMATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATIONS

BUSINESS

MANAGEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

DESCRIPTION OF PACIFIC CMA CAPITAL STOCK

PLAN OF DISTRIBUTION

WHERE YOU CAN FIND MORE INFORMATION

EXPERTS

LEGAL MATTERS

INDEX TO FINANCIAL STATEMENTS

PROSPECTUS SUMMARY

This summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, which contains more detailed information with respect to each of the matters summarized in this prospectus as well as other matters not covered in the summary. All prospective investors should carefully review the entire contents of the prospectus and the exhibits attached hereto, individually and with their own tax, legal and business advisors. This summary discusses all material factors necessary to make an informed investment decision. Unless otherwise noted, all currency references herein are in United States dollars.

OUR COMPANY

We are a global, non-asset based logistics/freight forwarder providing supply chain logistics services. We coordinate the shipping and the storage of raw materials, supplies, components and finished goods by air, sea, river, rail and road. We are capable of handling all types of cargo including garments on hangers, refrigerated cargo, hazardous materials as well as perishable goods. We derive most of our revenue from airfreight and ocean freight forwarding services for which we are paid on a transactional basis. Currently, we maintain approximately 128 cargo agents located in 68 countries and 161 cities serving major gateways worldwide.

In August 2000, we acquired all of the issued and outstanding common stock of AGI Logistics (Hong Kong) Ltd. On April 30, 2002 we acquired 81% of the outstanding common stock of Airgate International Corporation. Our business is conducted primarily thought these subsidiaries.

We are incorporated in Colorado. Our principal offices are located at 153-04 Rockaway Blvd., Jamaica, NY, 11434 , Tel. (718) 949 9700 and Unit d, 11/F., Garment Centre, 576-586 Castle Peak Road, Cheung Sha Wan, Kowloon, Hong Kong, Tel. (852) 2953 0288. Our web sites are: www.PacificCMA.com, www.agihk.com and www.airgatecorp.com. Information on our website does not constitute part of this prospectus.

THE OFFERING

Common Stock offered	A minimum of 500,000 and A maximum of 3,000,000 shares

Common Stock to be outstanding after the offering:	22,923,350 shares if the minimum number of shares is sold and 25,423,350 shares if the maximum number of shares is sold. The number of shares to be outstanding after the offering excludes 200,000 shares of common stock issuable upon the exercise of options outstanding as of May 23, 2003 under our 2000 stock plan and 2,000,000 shares of common stock reserved for future issuance under this plan and similar arrangements.

Use of proceeds	We expect to use the net proceeds from this offering for (i) establishment of offices (ii) upgrade information technology system and (iii) working capital and other general corporate purposes. See "Use of Proceeds"

OTCBB Symbol	PCCM.OB

Trading price	$0.80 per share, as reported by the OTCBB on May 23, 2003.

Type of Offering	Self-directed offering by our directors and officers, who will not receive any commissions or other remuneration for selling shares.

We may also offer the shares through brokers or sales agents, who may receive compensation in the form of commissions, which total commissions will not exceed 10% of the selling price of the shares.

The offering will commence promptly after the effectiveness of the registration statement of which this prospectus is a part, and will be made on a continuous basis for a period of 90 days, unless extended by us in our discretion, for up to an additional 90 days. The offering may be terminated by us earlier if we sell all of the shares being offered or we decide to cease selling efforts.

Determination of Offering Price	We determined the offering price of $1.20 per share based on a number of factors including, but not limited to, the current market price and relative lack of liquidity in the market for our stock, our assessment of prevailing market conditions, our current revenues and earnings and estimates of our future prospects for growth in revenues and earnings.

Escrow agreement	All funds will be held in escrow pursuant to an escrow agreement between us, our transfer agent, Corporate Stock Transfer Inc. and Key Bank National Association, Cherry Creek Branch, 3300 E, First Avenue, Denver, Colorado 80206, until at least 500,000 shares are sold (and the related (i) subscription agreements and (ii) $600,000 in gross proceeds have cleared normal banking channels), at which time our transfer agent is to instruct Key Bank, the escrow agent to deliver theue funds in accordance with the instructions given by the transfer agent.

We may extend the offering date for an additional 90 days in our discretion.. If at least 500,000 shares are not sold within the prescribed time, all funds placed in the escrow account will be promptly returned, without interest or deduction. Subscribers will have no right to the return of their funds during the term of the escrow.

Payment for shares	You may pay for your shares by arranging for the wire transfer of your funds to Key Bank National Association, Cherry Creek Branch, 3300 E, First Avenue, Denver, Colorado 80206, ABA No. 307070267, Account No. 765090009364, Account Name: Pacific CMA Escrow and by sending the subscription agreements to both Key Bank (to the attention of Denise Garcia at the address set forth above) and us, c/o Airgate, 153-04, Rockaway Blvd, Jamaica, New York 11434, USA (to the attention of Henrik M. Christensen) or by sending a check made payable to Pacific CMA Escrow and delivering the check and subscription agreement to Denise Garcia at address for Key Bank set forth above with a copy of the check and the subscription agreement to be delivered to us at c/o Airgate, 153-04, Rockaway Blvd, Jamaica, New York 11434, USA (to the attention of Henrik M. Christensen)

RISK FACTORS

The following risk factors should be considered carefully in evaluating the purchase of our common stock. A purchase of the common stock is speculative in nature and involves numerous risks. A purchase of the common stock should not be made by any person who cannot afford to lose the entire amount of his investment.

RISKS RELATING TO OUR COMMON STOCK AND THIS OFFERING

Due to volatility of our share price, shares purchased in the secondary market may be less expensive than shares purchased in this offering

We determined the offering price of $1.20 per share based upon a number of factors including, but not limited to, the current market price and the relative lack of liquidity in the market for our stock, our assessment of prevailing market conditions, our current revenues and earnings and estimates of our prospects future prospects for growth in revenues and earnings. We believe that we considered appropriate factors in establishing the market price. However, as a result of volatility in the market price of our stock, shares purchased in the secondary market may be less expensive than the offering price we have established. During the period from January 1, 2003, to the date of this Prospectus, the market price of our stock has varied between $0.41 and $1.10 per share. The following table sets forth the high "bid" and low "ask" price for our shares on a weekly basis from January 1, 2003 to the date of this Prospectus.

Period (Week Ending)	High Sale	Low Sale
January 3, 2003	0.51	0.41
January 10, 2003	0.60	0.60
January 17, 2003	0.75	0.41
January 24, 2003	0.65	0.45
January 31, 2003	0.80	0.51
February 7, 2003	0.80	0.45
February 14, 2003	0.85	0.55
February 21, 2003	0.95	0.55
February 28, 2003	1.00	0.55
March 7, 2003	0.80	0.60
March 14, 2003	0.85	0.51
March 21, 2003	0.85	0.51
March 28, 2003	0.85	0.81
April 4, 2003	0.70	0.70
April 11, 2003	1.10	0.53
April 18, 2003	1.05	0.70
April 25, 2003	1.05	0.70
May 2, 2003	0.87	0.65
May 9, 2003	0.80	0.55
May 16, 2003	0.85	0.65
May 23, 2003	0.95	0.65

RISKS RELATING TO THIS INDUSTRY

Our industry is very competitive and we may not be able to compete effectively

The freight forwarding industry is highly competitive consisting of many global non-asset based transportation and logistics companies such as Expeditors, UTi Worldwide Inc., EGL, Inc., Speedmark and Baltrans Ltd. Many of our competitors have substantially greater financial, marketing and other resources than we have. This will allow them to better withstand an economic downturn, attract customers with a greater volume of shipping needs and obtain better economies of scale than we can obtain. Customers routinely require competitive bidding from a number of competitors. Depending on the location of the customer and the scope of services requested, we must compete against both the niche players and larger entities. Competitive rate pressure may materially and adversely affect our profitability.

RISKS RELATING TO THIS COMPANY

We are dependent on third parties for equipment and services essential to operate our business and we could lose customers and revenues if we fail to secure such equipment and services.

We rely on third parties to transport the freight we have agreed to forward. Thus our ability to forward this freight and the costs we incur in connection therewith is dependent on our ability to find shippers willing to ship such freight and at favorable prices. This in turn, depends on a number of factors beyond our control, including availability of cargo space (which depends on the season of the shipment, the shipment's transportation lane, the number of transportation providers and availability of equipment). An increase in the cost of cargo space, due to shortages in supply, increases in fuel cost or other factors, would increase our costs and reduce profits, especially, as has occurred in the past, if we are unable to pass the full amount of increased transportation costs to the customer.

We also rely extensively on the services of independent cargo agents (who may also be providing services to our competitors) to provide various services including consolidating and deconsolidating various shipments. Although we believe our relationships with our cargo agents are satisfactory we may not be able to maintain these relationships. If we are unable to maintain these relationships or develop new relationships, our service levels, operating efficiency and future freight volumes may be adversely effected.

We may face competition from our cargo agents and employees.

Our agents and employees, some of whom are integral to maintaining and developing our relationships with certain key customers or for providing services at strategic locations, because they have had the opportunity to develop a relationship with our customers and otherwise gained important information regarding our business practices, they may be able to compete with us with respect to such customer's business.

We are subject to international economic and political risks, over which we have little or no control.

A significant portion of our business is providing services between continents, particularly between North America and Asia. Further, a significant subsidiary of ours, AGI, conducts operations in the Far East, including The People's Republic of China and Hong Kong. Doing business outside the United States subjects us to various risks, including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter out business practice in time to avoid the adverse effect of any of these changes.

We may be unable to adapt to the challenges posed by competing in a changing international environment

A significant portion of our business is providing services between continents, particularly between North America and Asia. Further, a subsidiary of ours, AGI, conducts operations in the Far East, including The People's Republic of China and Hong Kong. Doing business outside the United States subjects us to various challenges, including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. We have no control over most of these challenges and may be unable to anticipate and/or adopt to changes in international economic and political conditions and, therefore, may be unable to avoid the adverse effect of any of these changes.

The political uncertainty in Hong Kong and the Peoples Republic of China makes it difficult to develop any long range business planning.

The transition of Hong Kong from Great Britain to China has resulted in uncertainty regarding the extent to which China intends to impose enforce its laws and business practices in Hong Kong. In addition, China itself is just beginning to open its doors to foreign businesses and private ownership of companies and businesses within China. There is no guarantee that China will continue these progressive reforms or that they will keep the ones they have. Further, there is no guarantee that China will permit Hong Kong to continue as a semi-independent entity. AGI relies heavily on business to and from China and Hong Kong. Any change in the political climate in this region may make it more difficult for us to continue operations in such region.

If relations between the United States and China worsen, investors may be unwilling to hold or buy stock in our company and our stock price may decrease

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could adversely affect the market price of our common stock.

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.

Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment.

A lack of adequate remedies and impartiality under the Chinese legal system may adversely impact our ability to do business and to enforce the agreements to which we are a party.

We periodically enter into agreements governed by Chinese law. Our business would be materially and adversely affected if these agreements are not respected. In the event of a dispute, enforcement of these agreements in China could be extremely difficult. Unlike the United States, China has a civil law system based on written statutes in which judicial decisions have little precedential value. The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, the government's experience in implementing, interpreting and enforcing these recently enacted laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is uncertain. Furthermore, enforcement of the laws and regulations may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. These uncertainties could limit the protections that are available to us.

Fluctuations in exchange rates could adversely affect our results of operations and financial condition.

Though we use the United States dollar for financial reporting purposes, many of the transactions effected by our subsidiary AGI, are denominated in Hong Kong dollars. Although the value of Hong Kong dollar is currently pegged to United States dollar, no assurance can be given that such currencies will continue to be linked, and that if such link is terminated, the exchange rate of the Hong Kong dollar may fluctuate wildly against the U.S. dollar. Because we do not currently engage in hedging activities to protect against foreign currency risks and even if we chose to engage in such hedging activates, we may not be able to do so effectively, future movements in the exchange rate of the Hong Kong dollar could have an adverse effect on our results of operations and financial condition.

Our business is seasonal and cyclical and our operating results and financial condition may therefore fluctuate.

Our business, as is true generally in the freight forwarding industry, is seasonal; the first quarter of the calendar year has traditionally been the weakest and the third and fourth quarters have traditionally been the strongest. Significant portions of our revenues are derived from customers in industries such as apparel and hair product industries, whose shipping patterns are tied closely to consumer demand. To the extent that the principal industries we serve experience cyclical fluctuations, our operating results will be affected by such cyclically.

The loss of key personnel may impede our ability to compete effectively.

Our success is dependent on the efforts of Alfred Lam, Scott Turner and Kaze Chan who serve as our Chairman, President and Executive Vice President, respectively. We do not maintain key person life insurance on these individual(s). In addition, there is significant competition for qualified personnel in our industry and there can be no assurance that we will be able to continue to attract and retain the necessary personnel. We are dependent on retaining our current employees, many of whom have developed relationships with representatives of carriers and customers, relationships which are especially important in a non-asset based logistics provider such as Pacific. Loss of these relationships could have a material adverse effect on our profitability.

We could lose customers because we do not have an on-going contractual relationship with them.

We have a very broad and varied customer base. In the fiscal year which ended December 31, 2002, we transacted business with more than 2200 customers. However, our customers wish to remain flexible in choosing freight forwarders and prefer to avoid contractual commitments so that they are able to select and to change forwarders at any time on the basis of competitive rates and quality of service. Therefore, we render freight forwarding services to our customers on a transaction by transaction basis, rather than under the terms of any type of on-going contractual relationship. We have one customer which increased its business with us during 2002 by moving some its cargo from another agent to us. In 2002, this customer represented more than 12% of our total revenue, but we still only handle part of the business of this customer. Although we managed to increase the business from this major client since completing the Airgate acquisition in May, 2002, there is no guarantee that we will retain the business. Even with large clients we usually have to give rate quotations before we can get their business. However, the rates we quote to our clients are still subject to fluctuation and must be adjusted according to changes in the market. As a result, the freight rate quotations we give to our clients are not a guarantee that they will ship or continue to ship their cargo with us. It is not unusual for a client to ship with many different agents, sometimes because we can not match the lowest price they have been offered on a particular day. If a client has a large shipment, they may ask several companies for quotations at the same time and award the shipment to the company with the cheapest rate or the fastest transit time on a particular day. Therefore, although we could lose the business of a client on one day, the next day we might be successful in obtaining other business from that same client. Some of our business is with large freight forwarders who are actually our competitors. Since these companies handle customs clearance for some of our clients, we must cooperate with these competitors and bill them to obtain payment for the air or sea freight of our customers. This represents a major risk for us because these competitors are major freight forwarders handling the same routes as us, and are also likely to be continuously attempting to get business away from us. In order to retain our clients in such circumstances, we must attempt to provide a very high level of service. A part of our business is also from clients that are handled by our overseas agents. This is also an area of risk factor for us, because we cannot control the level of service which is provided by our overseas agent and we risk losing business as a result of problems which clients may encounter in dealing with these agents. It is the nature of the freight forwarding and logistics business that we must continuously seek new clients because the turnover of clients is very high and it is not common to have contracts with clients. Certain large companies who ship goods all over the world may sign contracts with freight forwarders. But, since we have only a limited number of our own offices and must rely on overseas agents in many parts of the world, we are not yet large enough to be in a position to compete for these kinds of contracts. As a result, there can be frequent changes in our customer list, and there is no assurance that we will be able to maintain our current relationship with particular customers.

Our freight forwarding income could be reduced by the loss of major customers.

Two clients individually accounted for 12% of our freight forwarding income for the three months ended March 31, 2003, and other two clients accounted for 6% and 5% for our revenues for the same period respectively. The loss of one or more of our major customers could have a material adverse effect on our freight forwarding income, business and prospects.

We are dependent on certain transportation providers to provide shipping services on our behalf and the loss of such providers may reduce our ability to compete.

Three transportation providers accounted for approximately 9%, 7%, and 6% respectively, of our shipping activities for the year ended December 31, 2002. Because we are generally able to negotiate more favorable shipping rates as a result of shipping a greater volume of product with a limited number of transportation providers, the loss of one or more of these providers could result in an increase in our cost of freight forwarding.

If we choose to grow through acquisitions, we may be unable to identify, make and successfully integrate acquisitions adversely affecting our profitability.

We may choose to grow through one or more acquisitions, to maintain or improve our competitive position in the industry, which rewards economies of scale.

Identifying, acquiring and integrating businesses requires substantial management, financial and other resources and may pose risks with respect to customer service market share and dilution of your ownership interests. Further, acquisitions involve a number of special risks, some or all of which could have a material adverse effect on our business, financial condition and results of operation. These risks include:

- unforeseen operating difficulties and expenditures;

- difficulties in assimilation of acquired personnel, operations and technologies;

- the need to manage a significantly larger and more geographically dispersed business;

- impairment of goodwill and other intangible assets

- diversion of management's attention from ongoing development of our business or other business concerns;

- potential loss of customers;

- failure to retain key personnel of the acquired businesses; and

- the use of our available cash, to the extent any is available.

No assurance can be given that any acquisition will be completed, or that such acquisition will be accretive to our earnings and not dilutive to your ownership interests.if we do not grow through acquisitions and/or through internally generated growth, our competitive position may weaken due to the economies of scale (including greater pricing power) that our competitors will have. To the extent we use our common stock and other securities for acquisitions, your ownership interest in Pacific CMA, Inc. will be diluted.

We manage our business on a decentralized basis which may restrict implementation of adequate business controls, and may limit our ability to manage our business effectively.

We manage our business on a decentralized basis, allowing our subsidiaries and their management to retain significant responsibility for the day-to-day operations, profitability and growth. As we grow, our management may not maintain adequate controls on inter-company disbursements for freight forwarding and customs brokerage services. In addition, our subsidiaries may be operating with management, sales and support personnel that may be insufficient to support growth in their respective operation without significant central oversight and coordination. If proper overall business controls have not been and are not implemented, a decentralized operating strategy could result in inconsistent operating and financial practices, which could materially and adversely affect our profitability.

Because we are a holding company, we are financially dependent on receiving distributions from our subsidiaries and this could prove harmful if such distributions are not made. The ability of our subsidiaries to pay such distributions is subject to all applicable laws and other restrictions including, but not limited to, applicable tax laws. Such laws and restrictions could limit the receipt of distributions, pay dividends and restrict our ability to continue operations.

Our failure to develop, integrate, upgrade or replace information technology systems may result in the loss of business.

The battle for market share within the freight forwarding industry has traditionally been waged over price, service quality, reliability, the scope of operations and response to customer demand. Increasingly, our competitors are competing for customers based upon the flexibility and sophistication of the technologies supporting a freight forwarders services. Adequate information technology systems afforded by freight forwarders allows freight forwarding customers to manage inventories more efficiently. . Many of our competitors have information systems that are significantly more sophisticated than our systems. We have only invested a minimum amount of funds on these systems and do not intend to spend significant funds on such systems in the near future. If our information technology systems are not perceived as assisting our customer's ability to conduct business efficiently, our service levels, operating efficiency and future freight volumes could decline.

If we fail to comply with applicable government regulation we could be subject to fines and penalties and may be required to cease operation.

Our air transportation activities in the United States are subject to regulation by the Department of Transportation as an indirect air carrier and by the Federal Aviation Administration. Our overseas offices and agents are licensed as airfreight forwarders in their respective countries of operation. We are licensed in each of our offices as an airfreight forwarder by the International Air Transport Association. In the case of our newer offices, we have applied for such a license. We believe we are in substantial compliance with these requirements.

We are licensed as an ocean freight forwarder by and registered as an ocean transportation intermediary with the Federal Maritime Commission. The Federal Maritime Commission has established qualifications for shipping agents, including surety bonding requirements. The Federal Maritime Commission also is responsible for the economic regulation of non-vessel operating common carriers that contract for space and sell that space to commercial shippers and other non-vessel operating common carrier operators for freight originating or terminating in the United States. To comply with these economic regulations, vessel operators and non-vessel operating common carriers are required to file tariffs which establish the rates to be charged for the movement of specified commodities into and out of the United States. The Federal Maritime Commission has the power to enforce these regulations by assessing penalties. For ocean shipments not originating or terminating in the United States, the applicable regulations and licensing requirements typically are less stringent than in the United States. We believe we are in substantial compliance with all applicable regulations and licensing requirements in all countries in which we transact business.

Although our current operations have not been significantly affected by compliance with current United States and foreign governmental regulation, we cannot predict what impact future regulations may have on our business. Our failure to maintain required permits or licenses, or to comply with applicable regulations, could result in substantial fines or revocation of our operating authorities.

We incur significant credit risks in the operation of our business

Certain aspects of the freight forwarding industry involve significant credit risks. It is standard practice for importers on the east coast of the U.S. to expect freight forwarders to offer 30 days credit on payment of their invoices from the time cargo has been delivered for shipment. Since the majority of our business is to the east coast, competitive conditions require that we offer 30 days credit to our clients who import to the east coast. In order to avoid cash flow problems we attempt to maintain tight credit controls and avoid doing business with customers we believe may not be creditworthy. However, there is no assurance that we will be able to avoid periodic cash flow problems or that we will be able to avoid losses in the event customers to whom we have extended credit either delay their payments to us or become unable or unwilling to pay our invoices after we have completed shipment of their goods.

We incur significant inventory risk because substantially all of our shipping costs are incurred under space contracts and guarantees

Substantially all of our shipping costs are incurred under space contracts pursuant to which we agree in advance to purchase cargo space from air and sea carriers or guarantee a minimum volume of shipments per week. We are required to pay for the guarantees and for the purchase of this cargo space even if we do not have cargo from our customers to fill the space. In the past we have been able to minimize any losses from this aspect of our business by seeking to carefully gauge customer demand and the availability of goods, by conducting significant operations in Hong Kong where the demand for shipping space generally exceeds supply, and by making arrangements with other freight forwarders to absorb excess capacity. However, there is no assurance that we will be able to avoid such losses in the future as a result being required to absorb the cost of committed space without having goods to ship on behalf of our customers.

If our insurance coverage is not sufficient to cover us from liability claims arising from accidents or claims, we may incur substantial unanticipated expenses

Freight that we forward may be damaged or lost during the shipping process.. Furthermore, we may forward hazardous materials which may, if handled improperly, harm people and property. Though we carry $250,000 freight service liability and $250,000 third party liability insurance on every single handled shipment respectively, claims for injuries to persons or property may, exceed the amount of our coverage. The risk that our liability coverage could be inadequate as insurance cover of consequential loss, business interruption, delay, misdelivery, customs fines or penalties and uncollected freight are sub-limited to $250,000 any one loss and in the aggregate any one policy year.

We have broad discretion in how we use the proceeds from this offering. We may use the proceeds in ways with which you disagree.

We intend to use a significant portion of the net proceeds from this offering to establish additional offices, we also intend to use the net proceeds to upgrade our information technology systems and for working capital and general corporate purposes. Accordingly, our management will have significant flexibility in applying the proceeds of this offering and you are entrusting your funds to management. If management fails to use funds effectively, we may need to seek additional funds, which may not be available on favorable terms or at all.

You may experience difficulties in attempting to enforce liabilities based upon U.S. federal securities laws against AGI and its non-U.S. resident directors and officers.

A significant subsidiary of ours, AGI, is located in the Far East and its principal assets are located outside the United States. Many of our directors and executive officers are foreign citizens and do not reside in the United States. It may be difficult for courts in the United States to obtain jurisdiction over these foreign assets or persons and as a result, it may be difficult or impossible for you to enforce judgments rendered against us or our directors or executive officers in United States. Courts. In addition, the courts in the countries in which we and our subsidiaries are organized or where our and our subsidiaries assets are located may not permit lawsuits of the enforcement of judgments arising out of the United Stated (and State) securities or similar laws.

Insiders control our activities and may cause us to act in a manner that is most beneficial to such insiders and not to outside shareholders

Our officers and directors and their families control, after giving effect to this offering, at least 71% of our common stock, and we do not have any non-employee directors. As a result, these insiders effectively control all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. Our insiders also have the ability to block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.

It may be difficult to effect transactions in our stock because it is subject to penny stock rules and this may have the effect of reducing the level of trading activity in our common stock..

Broker-dealer practices in connection with transactions in penny stocks are regulated by penny stock rules adopted by the SEC, and these practices may limit the number and types of people and entities willing to invest in our Company. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

Our common stock is only listed on the Over-the-Counter Bulletin Board and accordingly an active public market in our common stock may not develop. If an active market does not develop, it may be make difficult for you to sell Pacific common stock and it may dissuade other potential investors from investing in our company.

Our common stock is currently only traded on the Over-the-Counter Bulletin Board. Stocks traded on the Bulletin Board typically receive minimal, if any, media coverage or coverage of securities analyst. It will be difficult to encourage the media and securities analysts to cover our company because among other things, we are listed on the OTCBB and accordingly, an active trading market for our common stock may not develop or be sustained following this offering. Moreover, even if an active market does develop, stockholders may not be able to resell their shares at prices equal to or greater than the price at which securities are offered herein. The absence of an active market for our common stock will impede your ability to sell your stock and may discourage others from investing to our company.

Future sales of our common stock in the public market may depress our stock price.

There will be between 22,923,350 (minimum) and 25,423,350 (maximum) shares of common stock outstanding immediately after this offering. All of the shares sold in this offering will be freely tradable without restriction or future registration under the Securities Act of 1933, as amended, except for shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. Our outstanding stock currently includes 1,932,750 shares (the "Pre-AGI shares") that were outstanding prior to our acquisition of AGI Logistics (HK) Ltd and the resale of such shares may be restricted pursuant to general SEC guidelines. In the event there is a determination that such shares may be currently be resold, the sale of such shares may depress our share price. Additionally, approximately 1,700,000 shares will become eligible for resale pursuant to Rule 144 in May 2003 as they will have been outstanding for more than one year and we have registered for resale pursuant to a registration statement of Form SB-2 approximately 533,300 shares.

Because this is a self-directed offering with no firm underwriting commitment, we may not Raise the minimum amount required to complete this offering and even if such amount is raised, it may not be sufficient to allow us to achieve our objectives.

The shares are initially being offered by us on a self-directed basis, although we may engage brokers and sales agents to offer the shares on a "best efforts " basis from time to time in the future. We currently do not have any agreement with any brokers or sales agents to assist us in offering and selling the shares in this offering. We may not sell all or any of the shares offered under this prospectus. No one has committed to purchase any of the shares offered. As a result, we may not receive sufficient proceeds from the offering to justify payment of the offering expenses.

USE OF PROCEEDS

If this offering is completed, we anticipate that, after giving effect to the estimated commissions (assuming that all sales of our shares involve the payment of a 10% commission) and approximately $90,000 of other estimated expenses of this offering, we will receive net proceeds of approximately $450,000 (the "Minimum") if 500,000 shares are sold, net proceeds of approximately $1,800,000 (the "Midpoint") if 1,750,000 shares are sold and net proceeds of approximately $3,150,000 (the "Maximum") if 3,000,000 shares are sold. It is anticipated that such net proceeds will generally be used as follows:

Use of Net Proceeds	Minimum	%	Midpoint	%	Maximum	%

Establish offices	$450,000	100%	$1,200,000	66.67%	$1,500,000	47.62%

Upgrade information technology system	$-	-	$500,000	27.78%	$800,000	25.40%

Working capital and other general corporate purposes	$-	-	$100,000	5.55%	$850,000	26.98%
	$450,000	100%	$1,800,000	100%	$3,150,000	100%

The proceeds allocated for establishing offices included establishing San Francisco offices which will become our United Stated West Coast regional head office and setting up of representative offices in major cities in China

The proceeds allocated for the upgrade to our information technology system will be used to further automate and integrate the collection of financial data at our various offices.

The proceeds allocated for working capital and other general corporate purposes are generally intended to expanding the existing sales forces and marketing staffs and development of new valued-added service and projects

The proceeds of this offering are allocated in a manner which we believe will enable us to expand our operations and operate more efficiently, although no assurance can be given that we will be successful in this regard. To the extent that we require cash to make acquisitions, a portion of the proceeds allocated to working capital and other corporate purposes may be used for such purposes. To the extent that cash is required in excess of the amount allocated for such purposes, it may be necessary for us to reallocate the proceeds of this offering.

The foregoing represents our best estimate of its allocation of the proceeds of this offering based upon the present state of our business, operations, plans and current business conditions. We will have broad discretion to determine the use of a substantial portion of the proceeds of this offering, and conditions may develop which could cause management to reallocate proceeds from the categories listed above, none of which can be predicted with any degree of certainty. Furthermore, future events may make the reallocation of funds necessary or desirable. Our board of directors will determine the appropriateness of any reallocation.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is currently trading in the United States on the over-the-counter market on the OTC Bulletin Board, under the symbol "PCCM.OB".

The following table sets forth, in U.S. dollars and in dollars and cents (in lieu of fractions), the high and low sales prices for each of the calendar quarters indicated, as reported by the OTC Bulletin Board. The prices in the table may not represent actual transactions. These quotations reflect inter-dealer prices, without retail mark up, mark down or commissions and may not represent actual transactions.

2003	High	Low
Second quarter	$1.10	$0.51
First quarter	$1.00	$0.41
2002
Fourth quarter	$1.06	$0.36
Third quarter	$0.90	$0.55
Second quarter	$1.30	$0.55
First quarter	$1.95	$0.51
2001
Fourth quarter	$1.60	$0.30
Third quarter	$0.60	$0.30

We have not paid cash dividends in the past and do not anticipate paying such dividends in the future. As of May 23, 2003, there were 366 record holders of our common stock.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected historical financial information of our company has been derived from the historical financial statements, and should be read in conjunction with the financial statements and the notes, which are included in this prospectus.

Statement of Operations Data

Three months ended March 31, (Unaudited)	Year ended December 31,
	2003	2002	2002	2001
	US$	US$	US$	US$

Freight forwarding income	14,026,380	2,976,871	52,903,737	13,788,479

Operating expenses
Cost of forwarding	(11,693,998)	(2,348,706)	(45,005,074)	(11,054,263)
Selling and administrative expenses	(2,306,000)	(591,221)	(6,151,826)	(2,313,228)
Depreciation and amortization	(193,101)	(49,843)	(589,523)	(200,887)

Total operating expenses	(14,193,099)	(2,989,770)	(51,746,423)	(13,568,378)

Income (loss) from operations	(166,719)	(12,899)	1,157,314	220,101

Non-operating (expense) income
Interest and other income	47,500	14,084	151,520	68,699
Interest expense	(43,726)	(14,753)	(96,420)	(24,123)
Gain on disposal of a subsidiary	-	-	11,390	19,729
Deferred offering cost written off	-	-	-	(40,545)
Settlement of litigation	-	-	(257,500)	-

Net non-operating (expense) income	3,774	(669)	(191,010)	23,760

Income (loss) before income taxes	(162,945)	(13,568)	966,304	243,861

Provision for income taxes	54,972	(5,262)	(263,454)	(68,911)

Net income (loss)	(107,973)	(18,830)	702,850	174,950

Other comprehensive loss
Foreign currency translation adjustments	-	-	-	(5,413)

Comprehensive income (loss)	(107,973)	(18,830)	702,850	169,537

Net income per share

Weighted average number of shares outstanding
Basic	22,594,588	20,336,264	21,564,122	20,884,975

Diluted	22,594,588	20,336,264	21,738,188	20,999,828

Net income (loss) per share of common stock -Basic and Diluted	($0.001)	($0.001)	$0.03	$0.01

Balance Sheet Data

As of March 31 Unaudited	As of December 31,
	2003 $	2002 $	2001 $
Cash and cash equivalents	617,184	441,657	841,472
Restricted cash	3,028,597	2,655,589	1,450,896
Working capital	727,155	730,906	3,248,501
Total assets	17,568,660	16,652,194	6,707,620
Finance Leases obligation, non-current portion	54,105	37,820	19,961
Total Stockholders' equity	5,647,216	5,755,189	3,551,639

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION OR PLAN OF OPERATIONS

This section and other parts of this Prospectus contain forward-looking statements that are, by their nature, subject to risks and uncertainties. These forward-looking statements included, without limitation, statements relating to our company's operations, economic performance, financial condition, growth and acquisition strategies, investments, and operation plans. For this purpose, any statements contained from here on that are not statements of historical fact may be deemed to be forward-looking statements.

Without limiting the generality of the foregoing, words such as "believe", "expect", "intend", "anticipate", "may", "will", "should", "expects", "plans", "anticipates", "estimates", "predicts", "potential", "continue", "projects" or the negative or other variations or comparable terminology or derivatives thereof, are forward-looking statements. These statements are only predictions and by their nature involve substantial risks and uncertainties, certain of which are beyond control, and actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but not limited to, those discussed herein under " Risk Factors."

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no obligation to publicly update any of the forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Critical Accounting Policies and Estimates

Management's discussion and analysis of results of operations and financial condition are based upon Pacific CMA Inc.'s consolidated financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, based on historical experience, and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The following critical accounting policies rely upon assumptions, judgments and estimates and were used in the preparation of our consolidated financial statements:

Recognition of Cost of forwarding

The billing of cost of forwarding is usually delayed. As a result, we must estimate the cost of purchased transportation and services and accrue an amount on a load-by-load basis in a manner that is consistent with revenue recognition. Such estimate is based on past trends and on the judgment of management. Historically, upon completion of the payment cycle (receipt and payment of transportation bills), the actual aggregate transportation costs are not materially different than the accrual. However, in any case in which the actual cost varies significantly from the accrual, a revision to the accrual would be required.

Accounting for Income Taxes

In preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions where we operate. This process involves estimating actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent that we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance, we must include an expense within the tax provision of the statement of income in each period, in which the allowance is increased.

Significant judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance against our deferred tax assets. In the event that actual results differ from these estimates or the estimates are adjusted in future periods, then we may need to establish an additional valuation allowance, which could materially impact our financial position and results of operations. Based on our current financial projections, we currently believe that we will realize 100% of our deferred tax asset.

Valuing long-lived assets, intangible and goodwill

We assess the impairment of identifiable long-lived assets, purchased intangible assets and goodwill whenever events or changes in circumstances indicate that the carrying amount may be impaired. Factors that we consider when evaluating for possible impairment include the following:

- Significant under-performance relative to expected historical or projected future operating results;

- Significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and

- Significant negative economic trends.

When determining whether the carrying value of long-lived assets and goodwill is impaired based upon the existence of one or more of the above factors, we determine the existence of an impairment by comparison of the carrying amount of the asset to expected future cash flows to be generated by the asset. If such assets are considered impaired, the impairment is measured as the amount by which the carrying value of the assets exceeds the fair value of the assets. As of March 31, 2003, we record goodwill totaled approximately $2.7 million, intangible assets amounted to approximately $2.3 million and long-lived assets, consisting primarily of net property, plant and equipment, totaled $352,931. There has been no indication of impairment to our long-lived assets at March 31, 2003.

As required by SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized, but instead, must be tested at least annually for impairment. This pronouncement also requires that intangible assets with definite lives must be amortized over their respective lives to their estimated residual value and must be reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

On April 30, 2002, we acquired 81% of the common stock of Airgate International Corporation, a privately held New York based freight forwarder. As required by SFAS No. 142, we allocated the purchase price to the assets, liabilities, intangibles and goodwill acquired, based on the fair value at the date of acquisition. We recorded $2.86 million of intangible assets with finite lives (customer relationships) and $2.68 million in goodwill associated with this acquisition. The amount allocated to intangible customer relationships is being amortized over a period of five years while goodwill is amortized but is tested annually for impairment. The acquisition was accounted for as a purchase and the results of operation of Airgate are included in our consolidated financial statements from the date of acquisition. The financial condition of Airgate as of December 31, 2002 and March 31, 2003 is reflected in our consolidated financial statements as of December 31, 2002 and March 31, 2003, respectively. All significant intercompany balance and transaction have been eliminated in consolidation.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2003 ("CURRENT INTERIM PERIOD") AND THE YEAR ENDED DECEMBER 31, 2002 ("CURRENT YEAR") COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2002 ("PRIOR INTERIM PERIOD") AND THE YEAR ENDED DECEMBER 31, 2001 ("PRIOR YEAR")

BUSINESS SEGMENT OPERATING RESULTS

Freight forwarders are compensated on a transactional basis for the movement of goods and provision of related services to their customers. Therefore, our revenue is derived from our freight forwarding services based upon the rates that we charge our customers for the movement of their freight from origin to destination. The carrier's contract is with us, not with our customers. We are responsible for the payment of the carrier's charges and we are legally responsible for the shipment of the goods. We are responsible for any claims for damage to the goods while in transit. In most cases, we receive reimbursement from the carriers for any claims. Since many shippers do not carry insurance sufficient to cover all losses, we also carry insurance to cover any unreimbursed claims for goods lost or destroyed in the event of a total loss. Gross revenue represents the total dollar value of services we sell to our customers. Our costs of transportation, products and handling include the direct cost of transportation, including tracking, rail, ocean, air and other costs. We commit to pay for space with shippers prior to receiving committed orders from our customers. We act principally as a service provider to add value and expertise in the procurement and execution of these services for our customers. Therefore, our gross profits (gross revenues less the direct costs of transportation, products, and handling) are indicative of our ability to source, add value and resell services and products that are provided by third parties.

Total revenue for the Current Interim Period and Current Year increased 371.18% (approximately $11 million) and 283.68% (approximately $39 million), respectively, from the Prior Interim Period and the Prior Year. The increase in revenue was due to (i) organic growth of AGI and (ii) inclusion of Airgate's revenues commencing May 1, 2002, excluding the inter-company transactions among the group companies.

Revenue derived from operations of AGI increased 66.26% and 67.2% as compared to the Prior Interim Period and the Prior Year, respectively. This significant organic growth is the result of the following factors:

An increase in routed freight traffic from existing agency partners;

An increase in the number of new overseas agency partners;

An increase in the number of sales and marketing staff;

Improvements in the agency network, which enabled AGI to secure new freight business

Positive effects of the West Coast Dock Worker's Strike in United States

Exploring new markets in U.A.E., Dubai, India, Japan, Singapore, Australia and Thailand

The revenue of Airgate represents approximately 70% of our total revenue for the Current Interim Period and Current Year.. Airgate focuses its operations on the import of goods from the Far East. Airgate currently leases its own bonded warehouse where deconsolidation of cargo is performed. In order to explore new markets in the United States, Airgate established a new office in Chicago, Illinois in June, 2002.

Our cost of forwarding increased 397.89% from $2,348,706 in the Prior Interim Period to $11,693,998 in the Current Interim Period. On a year to year basis, our cost of forwarding increased 307.13%, from $11,054,263 in the Prior Year to $45,005,074 in the Current Year. This increase in costs was due to the organic growth of AGI and the inclusion of Airgate freight costs commencing in May 2002.

Gross margin decreased from 21.1% in the Prior Interim Period to 16.62% in the Current Interim Period, and from 19.83% in the Prior Year to 14.93% in the Current Year. Gross profit (revenue minus cost of forwarding) for Current Year increased 188.88%, from $2,734,216 in the Prior Year, to $7,898,663 in the Current Year. Overall, we realized a net income of $702,850 in the Current Year but a net loss of $107,973 in the Current Interim Period.

The decrease in overall gross margins was mainly due to lower gross margins attributable to existing Airgate operations. However, since completing the Airgate acquisition, we have been working to improve Airgate's profit margin through synergies between it and AGI. Airgate is also putting great effort into finding new customers with higher profit margins, and has increased its marketing staff in an effort to develop new markets with higher gross margins.

The Results of Operations for each segment are as follows

Airfreight operations: Revenue from airfreight operations for the Current Interim Period and the Current Year increased 329.55% (approximately $6.9 millions) and 268.69% (approximately $26.5 millions), respectively, from corresponding periods in the prior year. In the Current Interim Period, airfreight revenue for AGI was $3,491,220, while airfreight revenue for Airgate was $6,975,360, and off-setting inter-company transactions totaled $1,411,907. The volumes of airfreight were improved in the Current Interim Period compared with the Prior Interim Period. Our main customer base is in the garment industry, which prefers airfreight to sea freight transportation. In the aftermath of the September 11 attacks, inventory levels in the U.S. were generally low in the first half year of the Current Year. As a result, the demand for urgent shipments increased during that period, especially from the garment industry. Another important event during 2002 was the labor strike in the west coast ports of the U.S. from October to December. This strike led to an increase in demand for airfreight services during the last quarter of the Current Year. The tonnage increase caused the demand for shipment space to increase as well, which led a rise in the cost of space. However, rate adjustments to clients were limited to moderate levels since customers were reluctant to absorb the whole magnitude of the rate increase. Costs for the airfreight forwarding operations increased 327.06% (approximately $5.7 millions) from the Prior Interim Period to the Current Interim Period, and 287.91% (approximately $22.8 millions) from the Prior Year to the Current Year. Airfreight cost attributable to AGI for the Current Interim Period was $2,886,458, while airfreight cost attributable to Airgate was $6,136,204, and off-setting inter-company costs were $1,498,868. The gross profit margin was quite constant at approximately 16% for both interim periods. As a result of increased revenues, overall gross profits increased 342.26% from the Prior Interim Period to the Current Interim Period and 189.73% from the Prior Year to the Current Year

Total segment overhead attributable to the airfreight operation increased 252.18% (approximately $496,000) for the Current Interim Period and 181.65% (approximately $1.6 millions) for the Current Year, as compared with the corresponding periods in the prior year. Details regarding the increase in overhead expenses are discussed below under the section title "Other Operating Expenses."

Overall, net segment income for the airfreight operation increased 461.21% (approximately $693,000) for the Current Interim Period and 196.33% (approximately 2.1 millions) for the Current Year as compared with the corresponding period in the prior year. The increase in net income was mainly the result of the inclusion of Airgate's business and the improvement in the results of AGI.

Sea freight operations: Revenue from sea freight operations increased 476.09% (approximately $4.1 million) and 332.72% (approximately $12 million), respectively, for the Current Interim Period and the Current Year from corresponding periods in the prior year. In the Current Interim Period, sea freight revenue for AGI was $1,126,254, while sea freight revenue for Airgate was $3,991,331, and off-setting inter-company transactions were $145,878. The increase in revenue for the periods was due to inclusion of Airgate revenues and to revenues derived from new customers in new markets. In addition, since ocean liners had already proposed a general rate increase to take effect on May 1, 2003, customers increased their shipments in the first quarter of the year in order to take advantage of lower rates which were in effect prior to the pending rate increase. Thus ocean traffic recorded an increase in the Current Interim Period as compared to the Prior Interim Period. Costs for the sea freight forwarding operation increased 627.1% from $573,536 in the Prior Interim Period to $4,170,204 in the Current Interim Period. They also increased 370.06% from $3,020,131 in the Prior Year to $14,196,471 in the Current Year. Sea freight costs attributable to AGI were $868,664 and $3,383,618 for the Current Interim Period and the Current Year, respectively, while costs attributable to Airgate during such periods were $3,430,162 and $11,342,135 respectively. Inter-company costs were $128,622 and $529,282 for the Current Interim Period and for the Current Year, respectively. As a result, our gross profit margin decreased from 33.54% in the Prior Interim Period to 16.12% in the Current Interim Period and from 20.82% in the Prior Year to 13.99% in the Current Year. This decrease is primarily attributable to the lower gross profit margin of the Airgate customer base. However, as a result of increased revenues, overall gross profits increased 176.89% to $801,503 in the Current Interim Period and increased 190.75% to $2,309,279 in the Current Year as compared with the corresponding period in the prior year.

Total segment overhead attributable to the sea freight operation for the Current Interim Period and the Current Year was increased by 187.29% (approximately $202,000) and 173.88% (approximately $635,000) from the Prior Interim Period and the Period Year, respectively. Overall net income for the sea freight operation increased 170.72% (approximately $310,000) and 205.12% (approximately $880,000) from the Prior Interim Period and the Prior Year to the Current Interim Period and the Current Year, respectively. The increase in net income was mainly the result of inclusion of Airgate's operations and the improvement in the results of the AGI for such periods.

OTHER OPERATING EXPENSES

SELLING AND ADMINISTRATIVE EXPENSES

Selling and administrative expenses increased 290.04% to $2,306,000 in the Current Interim Period from $591,221 in the Prior Interim Period. Such expenses also increased 165.94%, from $2,313,228 in the Prior Year to $6,151,826 in the Current Year. The main factor which caused these increases was the inclusion of Airgate's overhead expenses, including such items as advertising, sales commissions, legal and professional fees, rent and salaries and allowances, commencing as of May 1, 2002

Overseas traveling: Expenses related to overseas traveling increased 110.55% (approximately $30,000) in the Current Interim Period and 152.29% ($113,000) in the Current Year as compared with the same periods in the prior year. The increase in travel expenses was mainly due to costs attributable to an increased number of trips to the US for meetings with investment bankers and discussions related to capital raising efforts.

Salaries and allowance: Salaries and allowances for the Current Interim Period increased189.66% from $332,487 in the Prior Interim Period to $963,084 in the Current Interim Period. Salaries and allowances for the Current Year also increased 179.71% from $1,049,468 in the Prior Year to $2,935,449 in the Current Year. For the Current Year, the salaries and allowances attributable to the AGI were $1,478,237, while those attributable to Airgate were $1,457,212. In addition to the inclusion of remuneration paid to Airgate's staff since May 1, 2002, the increase in salaries and allowances was also attributable to an increase in the number of employees in the sales and marketing department and the accounting department for both AGI and Airgate.

DEPRECIATION AND AMORTIZATION

The significant increase in depreciation and amortization for the Current Year and the Current Interim Period was due to amortization of intangible assets during such periods. Depreciation on property, plant and equipment increased 3.64%, from $200,887 in the Prior Year to $208,190 in the Current Year. It also increased 2.52%, from $49,843 in the Prior Interim Period to $51,101 in the Current Interim Period. The amount allocated to intangible customer relationships in connection with the acquisition of Airgate is being amortized over a period of 5 years. During the Current Year and the Current Interim Period this totaled $381,333 and $142,000, respectively.

NON-OPERATING INCOME

Settlement of Litigation: In June 2002, we commenced an action entitled Pacific CMA, Inc. v. Infinity Ventures. Net, Inc. in the United States District Court for the Southern District of New York (Index No. 02 Civ. 4957(HB)) in which we sought, among other things, to compel the return of 1,100,000 shares of our common stock that had been issued to Infinity Ventures. This action was settled in November 2002 by Infinity's return of 1,050,000 of such shares and our payment to Infinity of $172,500. We also incurred legal fees of $72,500 in respect of this court action. As a result of the cash payments and the fair value of $12,500 attributable to the unreturned 50,000 shares, a total of $257,500 was incurred and expensed in 2002 as a result of this litigation. We included the legal fees of $72,500 as a non-operating expense item rather than an administrative expense because the fees were incurred solely and exclusively for this litigation.

Interest and Other Income: Interest and other income for the Current Interim Period increased 237.26% ($33,416) from the Prior Interim Period. These items also increased 120.56% ($82,821) from the Prior Year to the Current Year. These increases were due to interest income from loan receivables and management fee income received from third parties.

Interest Expenses: Interest expenses increased to $47,500 in the Current Interim Period from $14,084 in the Prior Interim Period, and increased to $96,420 in the Current Year from $24,123 in the Prior Year. The increase in interest expenses is due primarily to the bank trust receipts (invoice financing), bank loans and bank overdrafts involved.

Provision for income Provision for income taxes increased by 323% from $68,911 in the Prior Year to $292,054 in the Current Year. These increases are due to the increase in taxable income resulting from the increase in freight forwarding income.

LIQUIDITY AND CAPITAL RESOURCES

Although we used $1.2 million of cash in operating activates during the first quarter of 2003, we have historically generated substantial cash from operations. We generated $1.2 million, $0.1 million, and $1 million of cash flow from operations in 2002, 2001, and 2000, respectively. The increase in use of cash during the Current Interim Period was the result of the net loss incurred for the period, adjusted primarily for non-cash expenses, and the net change in accounts receivable and accounts payable.

Net cash (used in) / provided by investing activities was ($561,393), ($445,241) and $85,439 in 2002, 2001 and 2000 respectively. During 2002, we used approximately $613,000 in the transaction for the acquisition of Airgate. We also used approximately $219,000 in acquiring plant and equipment to improve our office facilities. Net cash used in investing activities was $225,168, and $142,792 in the Current Interim Period and the Prior Interim Period, respectively. During the Current Interim Period, we paid an installment of $300,000 related to the acquisition of Airgate in 2002 and we received an installment of $66,346 from the disposal of a subsidiary in 2002.

During the Current Year, additional deposits totaling approximately $1,200,000 were pledged to banks to generate additional bank facilities, and are classified as Restricted Cash. This increase was offset by the inception of other loans of $71,000 and bank overdrafts of $743,000. During the Current Interim Period, further additions of $373,008 were pledged to bank for the same purpose and included in Restricted Cash.

We had working capital of approximately $0.7 million at December 31, 2002 (inclusive of restricted cash of $2.6 million), compared to working capital of approximately $3.2 million at December 31, 2001. This decrease in working capital resulted from approximately $1.5 million of net current liabilities of Airgate we took into account in the acquisition of Airgate, and the $900,000 purchase money loan ($450,000 of which is classified as due to directors and $450,000 of which is classified as debt maturing within one year) issued in the Airgate acquisition which becomes payable within twelve months to the original 81% owners of Airgate. Working capital was maintained at $0.7 million at March 31, 2003.

Restricted cash represents time deposits pledged with various creditworthy commercial banks as securities for the banking facilities they provided. As of March 31, 2003, the total amount of restricted cash was $3 million while the total amount of banking facilities utilized was $4.3 million. As both the pledged deposits and the related banking facilities utilized have maturities less than one year, we can pay off the banking facilities utilized by the restricted cash at their maturity days, which is less than one year. Accordingly, we include restricted cash and the related liabilities in the calculation of working capital.

As of March 31, 2003, to finance our working capital our available banking facilities were approximately $6.6 million mainly obtained from creditworthy commercial banks in Hong Kong. As of that date, the amount of banking facilities used was $4.3 million which was mainly comprised of approximately $2,687,000 of overdraft, $269,000 of bank guarantees for airfreight payment to airlines, $64,000 of short-term bank loans and $1,267,000 of invoice trust receipts which were included in trade payables in our financial statements. Unutilized banking facilities as of March 31, 2003 amounted to $2.3 million, which includes overdraft of $0.5 million, foreign currency cheques purchasing of $0.6 million and invoice trade receipts of $1.2 million. While these banks are not obligated to advance any further funds to us, we believe that absent any significant downtrend in business, such source of credit will continue to be available to us.

We believe that we will be able to rely on cash flow from operations for short-term liquidity and believe that we have adequate liquidity to satisfy our material commitments for the twelve months following March 31, 2003. We also believe that we can obtain additional liquidity through further negotiation of short-term loans from banks to satisfy our short-term funding needs if any.

 We intend to continue our expansion plans through a mixture of organic growth and acquisitions. Future acquisitions will focus on companies that serve as freight forwarders in key markets or offer services (such as customs brokerage) that complement our existing services. We intend to achieve organic growth through the establishment of new branch offices in the US and joint ventures in the PRC and through a major marketing campaign through the Indian subcontinent, including India, Sri Lanka and Bangladesh. In order to achieve this goal, we will be required to raise a certain amount of capital. To a certain extent, these activities will have a significant impact on both liquidity and capital resources.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENT

From time to time, we entered into various contractual obligations, which may be summarized as follows:

Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4 - 5 years	Thereafter

$	$	$	$	$
Finance lease Obligations	90,255	36,150	54,105	-	-
Secured Loan	600,000	600,000	-	-	-
Unsecured Bank Loans	53,683	53,683
Business Profit Tax Loan	10,544	10,544	-	-	-
Operating Leases	991,277	434,830	521,313	21,301	13,833
Cargo Space Commitments	1,243,590	1,243,590	-	-	-
Material Employment Agreements	1,372,250	499,000	873,250	-	-
	4,361,599	2,877,797	1,448,668	21,301	13,833

We have finance lease obligations of $90,255 as of March 31, 2003, of which $36,150 is repayable within one year and $54,105 is repayable after 1 year.

As of March 31, 2003, we have $600,000 in loan payables to Mr. Scott Turner (our director) and Mr. Thomas Zambuto in respect of the consideration for the acquisition of Airgate International Corp. Pursuant to the stock purchase agreements, these $600,000 in loans bear interest on a per annum basis at the rate of the prime rate plus 1.5%, and are repayable in two quarterly installments on July 31, 2003 and December 31, 2003.. The loans are secured by a pledge of the Airgate shares acquired in this transaction. Messrs Turner and Zambuto waived the interest payment due on March 31, 2003.

The amount due to directors totaling $329,263 is comprised of $238,524 due to Mr.Turner, which includes an outstanding balance of $300,000 representing partial consideration for the acquisition of Airgate International Corp., after netting off a loan receivable of $61,476 due from him to a subsidiary. It also includes $90,739 due to another director. Debts maturing within one year include a loan payable of $300,000 due to Mr. Zambuto representing partial consideration for the acquisition of Airgate, an unsecured short-term bank loan of $53,684 and a $10,543 business tax loan.

We also entered into various lease commitments for office premises and warehouses in the United States, Hong Kong and China. The total outstanding lease commitments under non-cancellable operating leases were $991,277 as of March 31, 2003 and $1,347,780 as of December 31, 2002, respectively. As of March 31, 2003, the current portion of these commitments of $434,830 is payable within one year.

We have entered into written agreements with various sea and airfreight carriers committing to take up a guaranteed minimum amount of cargo space each year. All the cargo space commitments we entered into have a term of less than one year. Most of them renew annually and some will renew on a quarterly or on a half year basis.. As of March 31, 2003, the amount outstanding for such commitments to be entered in 2003 (which will also be expiring during 2003) was approximately $1.2 million.

In connection with the acquisition of Airgate International Corporation, we also entered into three-year employment agreements dated April 30, 2002 with Mr. Turner and Mr. Zambuto, respectively, as described in a Current Report on Form 8-K filed on May 14, 2002. Under these agreements, we agreed to pay them an annual base salary of $249,500 per annum commencing January 1, 2003, and for each year thereafter during the term of their employment agreements.

As of March 31, 2003, our commercial commitments may be summarized as follows:

Other Commercial Commitments	Total Amounts Committed	Amount of Commitment Expiration Per Period
		Less than 1 year
	$	$
Overdraft	2687589	2687589
Invoice Trust Receipt	1266774	1266774
Short-term bank loans	64227	64227
Guarantees by bank	269230	269230

BUSINESS

We are a global, non-asset based logistics/freight forwarder providing supply chain logistics services. We coordinate the shipping and the storage of raw materials, supplies, components and finished goods by air, sea, river, rail and road. We are capable of handling all types of cargo including garments on hangers, refrigerated cargo, hazardous materials as well as perishable goods. We derive most of our revenue from airfreight and ocean freight forwarding services for which we are paid on a transactional basis. Currently, we maintain approximately 128 cargo agents located in 68 countries and 161 cities serving major gateways worldwide.We formed our current business from a base of two freight forwarders, AGI Logistics and Airgate International which were acquired in 2000 and 2002.. Our business is managed from our principal support group offices in New York and Hong Kong.

We do not own or operate any aircraft, ships, river barges or railroads. We use commercial freight air carriers, ships, river barges and railroads to provide the transportation services for forwarding of freight. We will normally arrange to pick up, or arrange for the pick up, of a shipment at the customer's location and deliver it directly to the commercial carrier. The commercial carrier delivers it to the selected destination airport, shipping warehouse, ship, or railway station. We then pick- up the shipment and delivers it or have it delivered to the recipient's location.

Although capable of handling packages and shipments of any size, we focus primarily on large shipments of equipment or materials weighing over 100 kg. As a result of the size of our average shipment and the fact that we are a non-asset based logistics provider, we do not generally compete with overnight courier or expedited small package companies such as Federal Express Corporation, United Parcel Service of America, Inc. or the local postal service.

Our revenue is derived from our freight forwarding services, from the rates that we charge our customers for the movement of their freight from origin to destination. The carrier's contract is with us, not with our customers. We are responsible for the payment of the carrier's charges and we are legally responsible for the shipment of the goods. We are responsible for any claims for damage to the goods while in transit. In most cases, we receive reimbursement from the carriers for the claims. Since many shippers do not carry insurance sufficient to cover all losses in the event of total loss, we also carry insurance to cover any unreimbursed claims for goods lost or destroyed. Gross revenue represents the total dollar value of services we sell to our customers. Our costs of transportation, products and handling include the direct cost of transportation, including tracking, rail, ocean, air and other costs. We frequently commit to space with shippers prior to receiving committed orders from our customers. We act principally as a service provider to add value and expertise in the procurement and execution of these services for our customers. Our gross profits (gross revenues less the direct costs of transportation, products, and handling) are the primary indicator of our ability to source, add value and resell services and products that are provided by third parties. Freight forwarders are compensated on a transactional basis for the movement of goods and related services which arise from the services they provide to customers.

We also derive commission income from our cargo agents, but this is not a significant source of revenue.

We are members of the International Air Transport Association, Hong Kong Association of Freight Forwarding Agents Ltd., and an associated member of the International Federation of Freight Forwarders Association and have two main operational offices, one in New York and one in Hong Kong.

Agency offices are owned and operated by independent business owners who enter into agency agreements with us. These cargo agents:

Collect freight on behalf of us and send it to the United States and Hong Kong as appropriate;

Provide sales and marketing support;

Deal with break-bulk, (i.e. consolidation and deconsolidation) of various shipments, customs brokerage and clearance, local delivery services;

Handle routing of orders from an overseas country to United States, China and Hong Kong.

We provide these offices with the following services:

Handle export cargo from the United States, China and Hong Kong;

Provide local pick-up and transshipment via Hong Kong rail/sea/ air terminals and from origins in the United States;

Handle import cargo from overseas;

Deal with break-bulk, documentation, and customs brokerage and clearance;

Provide warehousing and storage.

As indicated above, commissions in respect of air and sea freight shipments are generally shared equally between us and the cargo agent.

Our branch offices in Chicago, Shanghai, Yantian, Futian, Hong Kong airport and Guangzhou are responsible for providing a number of services. Their primary function is to provide sales and customer service in a specified market or airport city. Branch offices utilize our billing and accounting software, which allows each branch office to transmit customer billing and account information to our administrative offices for billing to the customer.

Difference between Pacific CMA, Inc. and other U.S.- based logistics forwarders.

Pacific CMA Inc., as a freight forwarder, is distinguished from other U.S - based logistics forwarder in following ways.

1. Credit Risk

In United States, it is standard practice for importers on the East Coast of the U.S., to expect thirty days from the time cargo has been delivered before invoices are due. On the West Coast payments are made prior to the delivery of the goods. Because the vast majority of our business is to the East Coast of the United States, we have very tight credit control and monitor the receivables from our customers very carefully.

The majority of U.S. freight forwarders are non-asset based companies and as other non-assets based businesses, find it difficult to obtain financing from banks and therefore often have liquidity problem. This in turn often results in delayed remittance to their overseas cargo agents, and it is not uncommon that payments are delayed for more than ninety days, forcing us to finance them. This clearly presents freight forwarders with significant liquidity challenges and requires us to seek bank lines to finance our receivables. Pacific CMA, Inc. also face this problem, most freight charges are incurred and paid in Asia. This also increases our risk (in addition to the risk are already bear because we have paid the carrier in advance) as not only do we have the risk that the importer in the United States will not pay us, but we also have the risk of non-payment by the cargo agent. This occurs if the importer pays our U.S. cargo agent who does not remit our portion on a timely basis.

2. Inventories risk

Substantially all of our shipping costs are incurred under "space contracts".

As of March 31, 2003, we had bank facilities amounting to $6.6 million from the various banks, which are used more or less exclusively to buy space from air and sea carriers, as we have to pay the carriers promptly to ensure our ability to operate.

One of the banking facilities is to provide bank guarantees to certain carriers. These are similar to letters of credit issued on our behalf to shippers to assure the payment of minimum space commitments. We pay interest on the notional amount of the guarantees.

Unlike other U.S. logistics companies, Pacific CMA, Inc. bears huge amount of inventory risks. We have to pay not only for the guarantees we have to put up to the carriers, we also have to pay even if we do not have any cargo as we have guaranteed to pay for an agreed amount of cargo space every week. We are not able to ask our clients to make these guarantees and accordingly, we assume all of the risks.

Our main operating subsidiary AGI Logistics is based at the world's busiest sea freight port and also the busiest airport and it is rather unique to other cities anywhere in the world, as the demand for space is usually greater than the supply. This makes it unique in the sense that without space contracts it would be nearly impossible to operate competitively, and it would be nearly impossible to get space.

In Hong Kong we also have what is classified as 'Peak Season' where both sea freight and airfreight rates increases drastically, due to even tighter supply of space. If we did not have space contracts it would be virtually impossible for us to get space from any airline or shipping line, and the rates would be a lot higher.

Pacific CMA, Inc. derives significant revenues from consolidation of cargo on airline pallets. We always seek to build a perfect mix of light and heavy cargo which ensures the weight capacity as well as the cubic capacity is used to the maximum.

Pacific CMA, Inc. also received cargo from other freight forwarders that do not have their own space allocation and co-load with us. If we do not have enough cargo to fill the containers, our sales staff will start calling other freight forwarders asking for cargo. On the other hand, when we do not have enough space for the cargo delivered to our warehouses, we will buy a pallet space from another freight forwarder and then load our cargo in the pallet and ship the pallet to our office in the United State or to one of our cargo agents elsewhere in the world.

For sea freight, we also commit and guarantee to ship a certain number of sea freight containers with a specific shipping line and negotiate a contract price. The more containers we have in the contract the more competitive the price will be. If we do not ship the contracted number of containers we will be charged penalty / dead freight. For sea freight it is often full container loads, but we also consolidate containers with smaller consignments and 'build' container loads to major gateways across the world.

One of our major subsidiaries, AGI Logistics (HK) Ltd is located in Hong Kong which is different from any other port or airport, as it takes many years to receive an allocation of space from an airline or shipping line. It is a constant job negotiating for additional space with carriers, as the more contracted space we have, the lower the price we pay to the carrier. To buy space on the open market or from a Airline Appointed Agent is a lot more expensive, but sometimes we are forced to pay a higher price, but we are unable to increase the rate to our client and we are forced to move the cargo at a loss, if we want to retain the client.

We also charter aircraft when it is impossible to get extra or enough space from an airline. This is very high risk as the time is very short and we have to make sure we can get enough business to fill up the aircraft. Considering a 747 can cost between $350,000 and $700,000 between Hong Kong and any US city, depending on the season, we do run a huge risk, but at the end of the day, it is the business skill of being able to predict the amount of business that we are likely to get for that week. For charter flights we have to pay in full when signing the agreement.

We acknowledge that losses from having to absorb committed space without having goods to ship has not been significant. We believe this is primarily due to three factors:

We are good businessmen. If we routinely incurred such losses we would be out of business. We are very good at gauging customer demand and availability of goods;

The uniqueness of Hong Kong as our main place of business and the fact that demand for shipping space exceeds supply; and

Our arrangements with others in the freight-forwarding business to absorb excess capacity.

3. Cargo Risk / Insurance Risk

Unlike other U.S. based logistics forwarder, Pacific CMA, Inc. has freight forwarders liability insurance that covers the company against claims from clients. We take responsibility for the cargo we are responsible for its safe delivery and will be held responsible and incur losses if anything goes wrong.

The above three factors are the reasons that Pacific CMA, Inc. is different from those of US - based freight forwarders.

Operations in USA, Hong Kong and China

USA As a result of our acquisition of Airgate a significant portion of our operations is now taking place in New York where the focus of operations is importing goods from the Far East. We have our own bonded warehouse where we do daily deconsolidation of cargo. In June 2002 we opened a small branch office in Chicago. The USA offices are licensed by International Air Transport Association and the Federal Maritime Commission.

Hong Kong

Hong Kong is not subject to the laws of Mainland China. Hong Kong still follows the common law system. Under the Basic Law of Hong Kong, a mini-constitution codified prior to the return of Hong Kong to China, Hong Kong will continue to have, for 50 years starting in 1997, the same political, economic, and legal system it enjoyed under the British administration. Although there is no certainty as to the future, we believe that the autonomy of Hong Kong as a special administrative zone of China has been well respected by China to date.

China

We have branch offices in China, in Futian, Yantian, Guangzhou,and Shanghai. We have no direct investment in China by way of joint venture or wholly foreign owned operation. We receive all payments for its services in Hong Kong.

Under Chinese regulations, representative offices are not permitted to conduct direct business activities. They are permitted only to make business contacts and provide services on behalf of their head offices. Representative offices cannot enter into contracts or even receive payments on behalf of the head offices or any third parties.

Accordingly, our operations are not significantly affected by factors to which companies with significant operations in China may be subject.

Global Agency Network

The arrangements between our overseas agents and us are usually non-exclusive. Under the arrangements the agents are not given any power to commit us in any way or any authority to enter into any contract on its behalf. The fees payable to these agents are usually determined by the requirements of the individual customer's order and the charges.

We have approximately 128 overseas agents, many of whom have offices in cities such as London, Hamburg, Los Angles, Tokyo, Seoul, Taipei and Sydney. As a result, we are represented by more than one agent in many cities and do not generally need to rely on a single agent in any one city.

Through the use of these independent sales and marketing agents, we can expand our business without the costs typically associated with the ownership and maintenance of company-owned branch offices.

Our Services

In order to continue our rapid development of our core business of freight forwarding and logistics services, we plans to consistently provide cost-effective and reliable freight forwarding and logistics services. Our competitors tend to be mostly cargo agents who can offer one type of transportation carrier to customers. However, many customers need to utilize more than one type of transportation carrier. For example, an inland factory may need to ship a container by truck, have it loaded via a feeder boat and transported by a large cargo vessel. It may then have to deal with three separate transportation agents for shipping.

By contrast, as a multi-service provider offering expedited air and sea freight services, we can provide our customers with one-stop transportation shopping, arranging for all necessary forms of transportation at the same time.

We have a diverse customer base. Our customers' industries include textile and apparel, hair care product industries and to a lesser extend the automotive, computer and electronic equipment, heavy industrial and construction equipment and printed materials.

Two clients individually accounted for 12% of our freight forwarding income for the three months ended March 31, 2003, and other two clients accounted for 6% and 5% of our revenues for the same period respectively. The loss of one or more of our major customers could have a material adverse effect on our freight forwarding income, business and prospects.

Three transportation providers accounted for approximately 9%, 7% and 6%, respectively, of our shipping activities for the year ended December 31, 2002. Because we are generally able to negotiate more favorable shipping rates as a result of shipping a greater volume of product with a limited number of transportation providers, the loss of one or more of these providers could result in an increase in our cost of freight forwarding.

Air and Sea Freight Business

We have focused our development on air and sea freight services. The mode of transportation depends on

The contents of the shipment

The basis of the route

Departure time

Available cargo capacity

Cost

We believe that we are able to compete for cargo space, a key competitive factors in this industry, as a result of the informal relationships that management has fostered with various major air and sea carriers, cargo space providers. Our ability to negotiate more favorable shipping terms is dependent in part on our shipping volume, with the greater the volume generally resulting in more favorable shipping rates. No assurances can be given that such relationships will continue.

Due to the volume of shipment we arrange, we are generally able negotiate competitive pricing for air shipments. Generally, our prices are lower than the prices our customers could negotiate with commercial passenger and freight air carriers, since we buy in bulk from airlines and retails the space to individual customer as needed.

Import Freight Forwarding

Import freight cargo includes leather, fabrics, watch components and chemical products. We handle an increasing number of shipments imported into the USA mainly through New York, Los Angeles and Chicago and in Hong Kong mainly destined for China.

An import freight forwarding transaction usually commences when we receive a shipment advice from a customer, overseas agent or shipping agent detailing the quantity and nature of cargo shipped and the expected date of arrival. We promptly notify the consignee of the cargo of the relevant details and, depending on the consignee's instructions, arrange for customs brokerage and clearance and, if required, provide other services such as temporary storage, local delivery and distribution. In the USA and Hong Kong and South China, we are able to provide local delivery of cargo by either using our own fleet of trucks or engaging subcontractors to provide the services.

We derive our income from air and sea import freight forwarding services in the form of commissions received from overseas agents and handling and delivery charges from customers.

We have warehouses in New York, Hong Kong, Yantian, Shenzhen and Guangzhou to serve for storage of cargo.

We maintain customer liability insurance with maximum protection of $250,000 for each single claim.

Marketing

We are committed to providing competitive pricing and efficient and reliable services to our customers worldwide. We enjoy the benefits of management's relationships with our customers, major airlines and shipping lines, and our extensive network of overseas agents. We believe that management's experience has contributed to identifying prospective overseas agents to ensure compatibility with our operations and that the ability of our personnel to foster and maintain these valuable relationships as mentioned above contributes to its success.

Our sales teams are responsible for marketing its services to a diversified base of customers and bringing in new customers and overseas agents in order to extend our agency network. The sales team members make regular courtesy visits to existing and potential customers in the USA, Hong Kong, Australia and Europe with a view to better understanding their requirements and expectations. Members of the sales team often provide customers with suggestions to ensure cost-effective and efficient delivery of goods, and provide a service intended to meet the customers' particular needs as to packaging, special timing, seasonal demand and unusual types of freight forwarding service.

In addition to our own employees, cargo agents who are independent contractors are appointed by us to generate business and to coordinate freight activities in their respective markets. These cargo agents are paid on a commission basis.

In the past year, we served more than 3,966 customers, of who over 1,000 have maintained regular business dealings with us over the past year.

We have over 40 major customers that buy or sell merchandise such as garments, hair care products, toys, electronics parts and appliances. We believe one of the benefits arising from our broad customer base is that we have acquired extensive experience in accommodating the requirements of different customers in dealing with a great variety of products. The diversity in the mix of cargo enhances the ability to achieve economics of scale.

The majority of our transactions are denominated in Hong Kong dollars or US dollars. The risk due to exchange rate fluctuation is negligible so long as the Hong Kong dollar remains pegged to the US dollar. Sales are made on credit, generally 30 days, or on a cash basis. There is in existence a credit control policy, which our employees have been instructed to follow by checking or obtaining the credit reference of new customers and reviewing the credit records of our customers by senior staff and obtaining prior approval from a director for orders in excess of a pre-determined amount. We, on the other hand, receive credit, generally of 30 days, from airlines and shipping lines and the settlement is usually on a cash basis. In the USA, we generally have to pay shipping lines immediately.

Our marketing efforts are directed primarily to distribution, procurement and marketing managers of potential customers with substantial requirements for international transportation of cargo.

Competition

We have encountered strong competition from other companies in the freight forwarding industry. Competitive factors include reliability of service, price, available cargo space capacity and technological capacity. We believe that we compete based on our price and reliability of service as well as capacity, although we are not able to compete with the technology capabilities of many of our competitors. We believe we offer a unique blend of services involving all modes of transportation, including truck, sea, rail and air plus warehousing as well as internet freight and inland trucking. We believe we are well placed in Hong Kong and China to take advantage of the growing number of shipments from and to China since China entered the Word Trade Organization.

We will consider expanding through strategic acquisitions of companies in the same or complementary lines of business. In some circumstances, the most efficient way to expand our operations may be to acquire existing freight forwarders in certain key markets or companies whose services complement our own. Expansion through acquisition may enable us to increase our market share more rapidly and allow it to take advantage of opportunities arising from economies of scale earlier than if we relied exclusively on internal expansion.

Our primary competitors are EGL, Inc. UTi, Rical, Speedmark, Danzas, and Expeditors. We compete with regional and local freight forwarders in the USA as well as in Asia.

Government Regulation

Our operations are subject to various local and foreign regulations that require it to maintain permits and licenses. Our failure to comply with applicable regulations and maintain necessary permits and licenses could result in a revocation of our operating authority or substantial fines. We believe we are in compliance with all applicable regulations and that all our required licenses and authorities are current.

We are subject to laws regulating the discharge of materials into the environment. Similar laws apply in many of the foreign jurisdictions in which we operate. Although our operations have not been significantly affected by compliance issues in the past, we cannot predict the impact environmental regulations may have in the future. We do not anticipate making any material capital expenditures for environmental control purposes in the foreseeable future.

Employees

As of March 31, 2003, we had 92 employees, all of whom were employed on a full-time basis. We are not a party to a collective bargaining agreement with our employees and we believe that our relationship with our employees is satisfactory.

Legal Proceedings

In June 2002, we commenced an action entitled Pacific CMA, Inc. v. Infinity Ventures. Net, Inc. in the United States District Court for the Southern District of New York (Index No. 02 Civ. 4957(HB)) in which we sought, among other things, to compel the return of 1,100,000 shares of our common stock that had been issued to Infinity Ventures. This action was settled in November 2002 by Infinity's return of 1,050,000 of such shares and our payment to Infinity of $172,500.

Properties

Set forth below is summary information of our current facilities:

Location	Principal Uses of Space	Space Used (in square feet)	Lease Expiration

Jamaica, N.Y.	Office Warehouse	6,000 6,000	May 31, 2008 November 30, 2008

Chicago, Illinois	Air and Sea freight warehouse/office	1,240	April 30, 2003 (not yet renewed at the date of this prospectus)

Hong Kong	Office	5,000	Nov 14, 2003

Hong Kong	Air and Sea freight warehouse	12,000	Feb 24, 2004

Shenzen, Yantian, Republic of China	Sea freight warehouse/office	270	January 31, 2004

Guangzho, Republic of China	Air and sea freight warehouse	630	May 31, 2004

We believe that our facilities are adequate for our present purposes and that additional facilities, if required, will be available to us on reasonably acceptable terms.

Recent Events

On April 30, 2002, Pacific CMA completed the acquisition of the 81% controlling interest in Airgate International Corporation. ("Airgate"), a privately held company that provides New York based logistics and freight forwarding services. The total acquisition cost was approximately $2,960,000, including the payment of $1,500,000, of which $300,000 was paid in cash and $1,200,000 was financed, the issuance of 1.7 million shares of common stock valued at approximately $1,360,000 and approximately $100,000 of transaction costs. The financed amount is secured by a pledge of the shares we acquired in the transaction. The consideration was determined solely through negotiations among the parties.

MANAGEMENT

The names and ages and titles of our Executive Officers and Directors as of May 23, 2003 are as follows:

Name	Age	Positions Held and Tenure

Alfred Lam	49	Chairman, Treasurer and Director since December 31, 2000
Louisa Chan	43	Director since December 31, 2000
Scott Turner	48	President and Director since December 31,2000
Kaze Chan	37	Executive Vice President, and Director (since September 12, 2002)
Henrik M. Christensen	47	Executive Vice President, and Director
Bill Calandra	59	Executive Vice President
Terence de Kretser	33	Vice President
Rango Lam	30	Company secretary
Daisy Law	28	Chief Accountant

Mr. Alfred Lam serves as our chairman and has served in similar capacities with our predecessors from more then the past five years.. He has over 22 years of experience in the freight forwarding industry during which period he established relationships with airlines, shipping lines, customers and overseas agents.

Mr. Scott Turner has served as a co-founder of Airgate International Corporation and has served as its President from more than 9 years. Mr. Kaze Chan, has served as our Executive Vice President of since December 31, 2000 and for more than the past five years has worked with Mr. Alfred Lam in the freight forwarding industry. He is responsible for all freight activities in Hong Kong, China, Europe, and the U.S. From 1993 to 1996, he worked as an Account Manager for Northwest Airlines Inc. He holds a masters degree of arts in urban studies from Michigan State University in the United States.

Mr. Henrik M. Christensen has served as our Executive Vice President for the past two. Mr. Christensen has more than 28 years of freight forwarding experience, including freight forwarding experience in Denmark, England, Africa, and Hong Kong. Starting as an apprentice in Copenhagen in 1970, he graduated from Koebenhavn's Koebmanskole in 1974, and worked with Kuehne & Nagel until 1986 when he founded Gator International in Dar es Salaam, Lilongwe and Blantyre. In 1990, he co-founded Spedition Services Ltd., a pioneer of transport links between Moscow, London and other CIS locations. Henrik arrived in Hong Kong in 1996 to establish FSU Freight Ltd and ShippingPoint.com Limited. Henrik is a Fellow of the United Kingdom's Institute of Freight Forwarders.

Mr. Bill Calandra has served as our Executive Vice President since September 2002 From 1996 to 2002 he served as Executive Vice President of World Connect Ltd..

Mr. Terence de Kretser has served as our Vice President since August 2000 and has been employed by our freight forwarding subsidiary since 1998. He is responsible for managing our West Coast operations and for International sales and marketing. He has over 15 years of experience in air and sea freight forwarding including service forincluding employment with HTL Logistics (Pvt) Ltd, Colombo, Sri Lanka.

Ms Rango Lam, has served as our secretary in the past 5 years. She is responsible for group's corporate secretarial work. She has over nine years of experience in air and sea freight forwarding, principally in the areas of operations, sales and marketing. Prior to joining Pacific CMA, she was employed by Benair Freight Hong Kong Limited from 1992 to 1994 and World Connect Limited from 1994 to 1996..

Ms Daisy Law is the Chief Accountant for Pacific CMA. She graduated from the Chinese University of Hong Kong with an honors bachelor degree in business administration in professional accountancy in 1995. She is now a member of the Hong Kong Society of Accountants and the Association of Chartered Certified Accountants. She was previously employed for five years as a C.P.A. with a private firm. Before coming to Pacific CMA, she held the title of Senior Audit Supervisor.

Our Articles of Incorporation provide that up to nine people may serve on our board of directors. To date, we have five directors, all of whom are our employees.

EXECUTIVE COMPENSATION

The following table provides summary information concerning cash and non-cash compensation paid or earned by our Chief Executive Officer and our executive officers, who received or earned cash and non-cash salary and bonus of more then $100,000, for the fiscal year ended December 31, 2002.

Annual Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation
Alfred Lam, CEO(1)	2002 2001 2000	$ 50,000 $ 50,000 $ 50,000	- -	-
Scott Turner, President(2)	2002	$166,333	$19,840	$16,000

________________

(1) Mr. Lam serves as our chief executive officer. His titles are Chairman and Treasurer. See also "Certain Relationships and Related Transactions".

(2) Mr. Turner assumed this position in May 2002. The sums reflected in this table represent the amounts paid or that are payable pursuant to his employment agreement. Other Annual Compensation reflects his automobile allowance. See also "Certain Relationships and Related Transactions".

Employment Agreements

Although we did not have any written employment agreements with any of the persons who served as our executive officers during the year ended December 31, 2002, we do have an oral agreement with Mr. Lam that he will be paid annual salary of $50,000 during the year ending December 31, 2003.

Scott Turner has been contracted to serve as President and Chief Executive Officer of Pacific CMA, Inc.'s subsidiary, Airgate International Corp., for a period of three years, commencing April 30, 2002. Mr. Turner's base salary is $249,500, with minimum annual increases starting in 2003 tied to increases in the Consumer Price Index. Mr. Turner is also entitled to receive a monthly automobile allowance of $2,000, a minimum annual bonus equal to 4.8% of his base salary and a monthly bonus of $1,500. Airgate has the right to terminate Mr. Turner's contract at any time without cause upon payment to him of an amount equal to the present value (to the end of the unexpired term of the contract) of his then base salary plus the automobile allowance as well as the continuation of his health insurance, at Airgate's expense, for 18 months following termination. If Mr. Turner terminates the employment agreement in the event that his duties or authority is directly or indirectly diminished or, Airgate breaches a material provision of the employment agreement or, his office is moved more than 30 miles from its location as of the date the agreement was entered into, Mr. Turner, subject to specified notice provision and cure periods, has the right to terminate the contract and receive the same consideration.

Board Compensation

Our directors do not receive cash compensation for their services as directors, although some directors are reimbursed for reasonable expenses incurred in attending board or committee meetings.

Our 2000 Stock Plan

Awards under this plan may be granted in the form of:

(a) incentive stock options ("Incentive Stock Options") to acquire shares of our common stock

(b) non-statutory stock options ("Nonstatutory Stock Options") to acquire Common Stock, and

(c) Common Stock that is restricted and must be purchased by the participant in this Plan ("Restricted Common Stock")

The Board, or a committee thereof, to the extent the Board has delegated such authority to the Committee, shall have full and final authority with respect to the Plan to administer, interpret, amend, terminate grant and determine the terms and conditions of awards under the plan.

Subject to adjustment as specified in the Plan, the aggregate number of common stock as to which Awards may be granted under the Plan is 2,200,000, and may be authorized but unmissed share or treasury shares

In addition to Board approval of an amendment, if the amendment would: (i) materially increase the benefits accruing to Participants; (ii) increase the number of shares of Common Stock deliverable under the Plan (other than in accordance with the provision of "adjustments of shares"); or (iii) materially modify the requirements as to eligibility for participation in the Plan, then such amendment shall be approved by the holders of a majority of the Company's outstanding capital stock represented and entitled to vote at a meeting held for the purpose of approving such amendment to the extent required by Rule 16b-3 of the Exchange Act.

Stock Option grants in current and prior fiscal year:

Year	No. of Option Granted
2003	Nil
2002	Nil
2001	Nil
2000	200,000

Stock grants in current and prior fiscal year:

Year	No. of Share Granted
2003	900
2002	523,400
2001	215,750
2000	Nil

Indemnification of Directors and Officers

Colorado law permits a Colorado corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for monetary damages except for liability resulting from:

Breach of a director's duty of loyalty to it or its shareholders.

Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Violations of section 7-108-403 of the Colorado business corporation.

Transactions from which a director directly or indirectly derived an improper benefit.

Pacific CMA's articles of incorporation contain a provision, which limits the liability of its directors and officers to the maximum extent permitted by Colorado law.

In addition, our bylaws provide that we will, to the fullest extent permitted by Colorado law in effect from time to time, indemnify and hold harmless our officers and directors from and against all expense, liability and loss, including attorneys' fees, actually and reasonably incurred by them in connection with civil, criminal, administrative or investigative actions, suits or proceedings. The bylaws further provide that we may, by action of the board of directors, provide indemnification to its employees and agents with the same scope and effect as the indemnification of its officers and directors. we are permitted under the bylaws to purchase and maintain insurance and to advance expenses to directors and officers and others to cover the costs of defending a proceeding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 30, 2002, we completed the acquisition of 81% of the outstanding capital stock of Airgate International Corporation. Mr. Scott Turner, a director of Pacific CMA, Inc. (and currently an officer as well), was an officer, director and one of the principal shareholders of Airgate International Corporation. The total purchase consideration payable to Mr Scott Turner specific by the agreement amount to $1,430,000, which included (i) $750,000, of which $150,000 was paid in cash and closing and the $600,000 is payable in four quarterly installments commencing September 30, 2002 and is secured by our pledge of the shares that are acquired and (ii) the issuance of 850,000 shares of our common stock with fair valued of $0.8 per share.

During the year ended December 31, 2002 and 2001, we paid freight costs in the aggregate amount $125,873 and $62,295 to AGI Logistics (Shenzhen) Limited (incorporated in Hong Kong) in which Mr. Alfred Lam, a director of Pacific CMA, Inc. is a beneficial shareholder of this entity. At the same time, during the year ended December 31, 2002 and 2001 we received aggregate amount of freight income of $2,570 and $109,058 respectively from this entity. Alfred Lam ceased to be a beneficial shareholder of AGI Logistics (Shenzhen) Limited as of December 16, 2002.

During the year ended December 31, 2001, Pacific CMA, Inc. originally intended to have business development in the Northern China jointly with Sparkle Shipping (China) Limited, Mr. Alfred Lam, director of Pacific CMA, Inc. are the directors of the company. However, having considered the uncertainties of the economic environment, the development project was withdrawn subsequently. The initial deposits of $115,385 was treated as an advance to the related party and it was interest bearing at the rate of 6% p.a. The amount is fully repaid by Sparkle Shipping (China) Limited during the year 2002 Total interest income on this deposit received from Sparkle Shipping (China) Limited are $6,750 and $6,508 for the year ended December 31, 2002 and 2001 respectively.

On May 11, 2001, we sold all of the issued and outstanding capital stock of our wholly owned subsidiary, AGI Logistics (Shenzen) Limited, (incorporated in People Republic of China) to an entity owned by Alfred Lam and Louisa Chan for $150,000.

As of March 31, 2003 and December 31, 2002, general banking and loan facilities granted by various bankers to AGI Logistics (HK) Limited and its subsidiaries were collateralized by Alfred Lam and Louisa Chan's personal guarantees amounting to $6,223,673 and $5,328,683 respectively.

As of March 31, 2003 and December 31, 2002, the balance due from Pacific CMA, Inc. 's subsidiaries to Alfred Lam amounting to $90,739 and $23,783 respectively, were uncollateralized, interest-free and had no fixed repayment terms. As of March 31, 2003, the consideration payable to Mr. Scott Turner, on acquisition of Airgate International Corporation, after netting off a loan receivable of $61,476 due from him to Airgate International Corporation, is $238,524, which is collateralized by the 40.5% of Airgate's outstanding capital stock that are acquired, interest-free and repayable in two quarterly installments pursuant to the stock purchase agreement on July 31, 2003 and December 31, 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 23, the number of shares of Common Stock currently owned of record and beneficially by current executive officers, directors, persons who hold 5% or more of the outstanding Common Stock of the Company and by current named officers and directors as a group.

Name and Address (1)	Number of Shares Owned Beneficially	Percent of Class Owned (2)
Alfred Lam	17,000,000 (3)	75.8%
Louisa Chan (4)	0	*
Henrik M. Christensen	8,300	*
Rango Lam	60,800	*
Scott Turner	850,000	3.8%
Daisy Law	4,300	*
Kaze Chan	62,500	*
Bill Calandra	0	*
Terrence de Krester	0	*
Buller Services Corp.	8,000,000 (3)	35.7%

All directors and named executive officers as a group (9 persons)	17985900	80.2%

____________________________

* Indicates that such person owns less than one (1%) percent of Pacific's Common Stock.

1. The address for each of the persons named above, other than Messrs. Christensen and Turner, is Unit D,11/F, Garment Center, 576-586 Castle Peak Road, Cheung Sha Wan, Kowloon, Hong Kong, and the addresses for Messrs. Christensen and Turner are: c/o Airgate International Corporation, 153-04 Rockaway Blvd.,Jamaica, New York 11434. The address for Buller Services Corp. is P.O. Box 84158, Hunghom Bay Post Office, Kowloon.

2. Based on 22,423,350 shares outstanding as of May 23, 2003.

3. Includes 8,000,000 shares owned by Buller Services Corp., Mr. Lam is the sole beneficial owner of such entity.

4. Ms Chan disclaims beneficial ownership of the securities owned by her husband, Alfred Lam.

DESCRIPTION OF PACIFIC CMA CAPITAL STOCK

	Authorized Capital Stock	Shares Of Capital Stock Outstanding
Common	100000000	22423350
Preferred	10000000	None

Common stock

Pacific CMA is authorized to issue 100,000,000 shares of no value par common stock. As of May 23, 2003, there were 22,423,350 shares of common stock outstanding, held of record by 366 stockholders.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock.

Preferred stock

Pacific CMA is authorized to issue 10,000,000 shares of preferred stock. There are no shares of preferred stock outstanding. Pacific CMA has no plans to issue any shares of preferred stock.

Transfer Agent And Registrar

Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 is the transfer agent and registrar for Pacific CMA's common stock.

PLAN OF DISTRIBUTION

We are offering the shares on a "self-underwritten" basis directly through our executive officers and directors named herein, who will not receive any commissions or other remuneration of any kind for selling shares in this offering, other than reimbursements of offering expenses incurred by them. This offering will commence promptly after the effectiveness of the registration statement which this prospectus is a part. This offering will be made on a continuous basis for a period of 90 days, unless extended by us in our sole discretion, for up to an additional 90 days. This offering may be terminated by us earlier if we sell all of the shares being offered or we decide to cease selling efforts.

This offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the shares offered under this prospectus. We may sell shares from time to time in one or more transactions directly by us or, alternatively, we may offer the shares through brokers or sales agents, who may receive compensation in the form of commissions or fees. We anticipate that we will enter into several agreements with several sales agents to assist us in identifying and contacting potential investors. Under these agreements, we have generally agreed to pay these sales agents fees based on a percentage (not exceeding 10%) of the aggregate purchase price of shares sold by us to the investors identified and contacted by these sales agents. These agreements may, in some cases, provide that we reimburse these sales agents for out-of-pocket expenses incurred in connection with their engagement. Any broker, dealer or sales agent that participates in the distribution of shares may be deemed to be an underwriter, and any profits on the sale of the shares by any such broker, dealer or sales agent and any commissions and fees received by any such broker, dealer or sales agents may be deemed to be underwriting compensation under the Securities Act.

The shares may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in the states in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states. To comply with the securities laws of certain jurisdictions, as applicable, the shares may be required to be offered and sold only through registered or licensed brokers or dealers. If such registered or licensed brokers or dealers are engaged, the total commission and fees paid to such brokers and dealers in connection with the sale of shares will not exceed 10 % of the selling price of the shares.

In connection with their selling efforts in the offering, our officers and directors will not register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934, but rather will rely upon the "safe harbor" provisions of Rule 3a4-1 under the Exchange Act. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer's securities. The conditions to obtaining this exemption include the following:

None of the selling persons are subject to a statutory disqualification, as that term is defined in Section 3(a) (39) of the Exchange Act, at the time of participation;

None of the selling persons are compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

None of the selling persons are, at the time of participation, an associated person of a broker or dealer, and All of the selling persons meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, inthat they (A) primarily perform or are intending primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities, and (B) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and (C)do not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on this rule.

Following acceptance of the subscription, all funds will be held in an account with Key Bank until at least 500,000 shares are sold, at which time the initial closing of the sale of shares under this Prospectus will occur at which time our transfer agent is to instruct Key Bank to deliver the funds in accordance with the instructions given by the transfer agent. If the initial closing does not occur by 90 days from the effective date of this registration statement, we may extend the offering date for an additional 90 days but not more than 180 days after the effective date of this prospectus. . If at least 500,000 shares are not sold within the prescribed time, all funds placed in the escrow account will be promptly returned, without interest or deduction. Subscribers will have no right to the return of their funds during the term of the escrow.

Our officers, directors, existing stockholders and affiliates may purchase shares in this offering and there is no limit to the number of shares they may purchase.

WHERE YOU CAN FIND MORE INFORMATION

Pacific CMA is subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, files reports, information statements or other information with the Commission. This prospectus constitutes the prospectus of Pacific CMA that is filed as part of the Registration Statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and may be available at the following Regional Offices of the Commission:

Northwestern Atrium Center, 175 W. Jackson Boulevard, Chicago, Illinois 60604 and 233 Broadway, New York, New York 10275. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.

Pacific CMA has filed a registration statement on Form SB-2 relating to the securities offered in this offering with the Securities and Exchange Commission. The prospectus does not contain all of the information set forth in that registration statement. For further information with respect to us and to the securities offered in this offering, you may review that registration statement, including the exhibits thereto. Statements contained in this prospectus as to the content of any contract or other document referred to in this prospectus are not necessarily complete and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by reference thereto.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy, any security offered by this Shares prospectus, or an offer to sell or a solicitation of an offer to buy, any security by any person in any jurisdiction in which any offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances, imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

EXPERTS

The financial statements of Pacific CMA, Inc., which covered the balance sheet as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002 included in this prospectus are reliant on the report of Moores Rowland, independent certified public accountants, given on the authority of that firm as experts in auditing.

The financial statements of Airgate International Corp., which covered the consolidated balance sheets of Airgate International Corp. and Subsidiaries as of February 28, 2002 and 2001, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years then ended included in this prospectus are reliant on the report of Holtz Rubenstein & Co., LLP, independent certified public accountants, given on the authority of that firm as experts in auditing.

LEGAL MATTERS

The validity of our shares of common stock being offered by this prospectus are being passed upon for us by Frascona Joiner Goodman and Greenstein, P.C., 4750 Table Mesa Drive, Boulder, Colorado 80305.

INDEX TO FINANCIAL STATEMENTS

Pacific CMA, Inc.

Audited Financial Statement for the Year Ended December 31, 2002 and 2001

Independent Auditors Report

Consolidated Statement of Operations

For the years ended December 31, 2002, 2001 and 2000

Consolidated Balance Sheet

For the year ended December 31, 2002 and 2001

Consolidated Statements of Stockholders' Equity

For the years ended December 31, 2002, 2001 and 2000

Consolidated Statements of Cash Flows

For the years ended December 31, 2002, 2001 and 2000

Notes to the Financial Statements

For the years ended December 31, 2002, 2001 and 2000

Unaudited Financial Statements for the Period Ended March 31, 2003

Condensed Consolidated Balance Sheets

Condensed Consolidated Statements of Operations

Condensed Consolidated Statements of Cash Flows

Notes to the Condensed Consolidated Financial Statements

Airgate International Corporation

Audited Financial Statement for the Year Ended February 28, 2002 and 2001

Independent Auditors Report

Consolidated Balance Sheet

For the year ended February 28, 2002 and 2001

Consolidated Statement of Operations

For the year ended February 28, 2002 and 2001

Consolidated Statements of Stockholders' Equity

For the year ended February 28, 2002 and 2001

Consolidated Statements of Cash Flows

For the year ended February 28, 2002 and 2001

Notes to the Financial Statements

For the year ended February 28, 2002 and 2001

Independent Auditors' Report

To the Board of Directors and Stockholders of

Pacific CMA, Inc.

We have audited the accompanying consolidated balance sheets of Pacific CMA, Inc. and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 2002 and 2001 and the results of their operations and cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 (#) to the Financial Statements, the accompanying consolidated balance sheet as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2002 have been restated.

Moores Rowland

Chartered Accountants

Certified Public Accountants

Hong Kong

Date: April 9, 2003, except for Note 3 (#), as to which the date is May 26, 2003

	Note	2002	2001	2000
		$	$	$

Freight forwarding income		52,903,737	13,788,479	14,169,226

Operating expenses
Cost of forwarding		(45,005,074)	(11,054,263)	(11,290,129)
Selling and administrative expenses		(6,151,826)	(2,313,228)	(1,822,369)
Depreciation and amortization		(589,523)	(200,887)	(107,296)

Total operating expenses		(51,746,423)	(13,568,378)	(13,219,794)

Income from operations		1,157,314	220,101	949,432

Non-operating (expense) income
Interest and other income		151,520	68,699	64,725
Interest expense		(96,420)	(24,123)	(5,304)
Gain on disposal of a subsidiary		11,390	19,729	-
Deferred offering cost written off		-	(40,545)	-
Settlement of litigation	1	(257,500)	-	-

Net non-operating (expense) income		(191,010)	23,760	59,421

Income before income taxes		966,304	243,861	1,008,853

Provision for income taxes	6	(263,454)	(68,911)	(167,655)

Net income		702,850	174,950	841,198

Other comprehensive loss
Foreign currency translation adjustments		-	(5,413)	(695)

Comprehensive income		702,850	169,537	840,503

Net income per share	3

Weighted average number of shares outstanding
Basic		21,564,122	20,884,975	18,166,120

Diluted		21,738,188	20,999,828	18,232,787

Net income per share of common stock
- Basic and diluted		$0.03	$0.01	$0.05

The financial statements should be read in conjunction with the accompanying notes.

	Note	2002	2001
		$	$
ASSETS
Current assets
Cash and cash equivalents		441,657	841,472
Restricted cash		2,655,589	1,450,896
Trade receivables, net of allowance for doubtful accounts of $137,290		6,464,141	3,217,839
Deposits, prepayments and other debtors		1,116,007	414,476
Loan receivable	4	249,600	435,385
Deferred tax asset	6	82,350	-
Tax refundable		-	24,453

Total current assets		11,009,344	6,384,521
Property, plant and equipment, net	5	361,578	305,679
Goodwill	1	2,683,768	4,605
Intangible asset, net	1	2,478,667
Deferred tax asset	6	2,613	12,815
Loan receivable	4	66,224	-
Certificate of deposit		50,000	-

Total assets		16,652,194	6,707,620

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Bank overdrafts		742,914	-
Trade payables		7,855,965	2,683,250
Accrued charges and other creditors		509,316	182,880
Due to directors	12	411,667	3,675
Obligations under finance leases	7	38,124	33,548
Debts maturing within one year	8	479,607	232,667
Income tax payable		240,845	-

Total current liabilities		10,278,438	3,136,020
Deferred tax liability	6	580,747	-
Obligations under finance leases	7	37,820	19,961

Total liabilities		10,897,005,	3,155,981

Commitments and contingencies	11

Stockholders' equity
Common stock with no par value	1	1,551,865	51,165
Additional paid-in capital		1,786,718	1,786,718
Other comprehensive loss		(8,325)	(8,325)
Retained earnings		2,424,931	1,722,081

Total stockholders' equity		5,755,189	3,551,639

Total liabilities and stockholders' equity		16,652,194	6,707,620

Approved and authorized for issue by the Board of Directors

Alfred Lam	Louisa Chan
Director	Director

The financial statements should be read in conjunction with the accompanying notes.

Ordinary stock	Additional paid-in capital	Other comprehensive loss	Retained earnings	Total
	Number	$	$	$	$	$

Balance as of January 1, 2000	17,000,000	3,400	647,193	(2,217)	705,933	1,354,309
Stockholders' contributions	-	-	1,280,405	-	-	1,280,405
Issue of common stock	3,000,000	600	-	-	-	600
Issue of common stock	400,000	80	39,120	-	-	39,200
Net income	-	-	-	-	841,198	841,198
Translation adjustments	-	-	-	(695)	-	(695)

Balance as of December 31, 2000	20,400,000	4,080	1,966,718	(2,912)	1,547,131	3,515,017
Issue of common stock	533,300	8,250	-	-	-	8,250
Stock grant	215,750	38,835	-	-	-	38,835
Return to treasury	(1,000,000)	-	(180,000)	-	-	(180,000)
Net income	-	-	-	-	174,950	174,950
Translation adjustments	-	-	-	(5,413)	-	(5,413)

Balance as of December 31, 2001	20,149,050	51,165	1,786,718	(8,325)	1,722,081	3,551,639
Issue of common stock on acquisition of subsidiary	1,700,000	1,360,000	-	-	-	1,360,000
Issue of common stock	50,000	12,500	-	-	-	12,500
Stock grant	523,400	128,200	-	-	-	128,200
Net income	-	-	-	-	702,850	702,850

Balance as of December 31, 2002	22,422,450	1,551,865	1,786,718	(8,325)	2,424,931	5,755,189

The financial statements should be read in conjunction with the accompanying notes.

	2002	2001	2000
	$	$	$
Cash flows from operating activities:
Net income	702,850	174,950	841,198
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	589,523	200,887	107,296
Loss on disposal of property, plant and equipment	6,773	15,040	4,114
Net gain on disposal of a subsidiary	(11,390)	(19,728)	-
Compensation cost	70,075	38,835	-
Deferred offering costs written off	-	40,545	-
Provision for doubtful accounts	77,511	-	-

Changes in working capital:
Tax refundable	24,453	(23,699)	(1,510)
Deposit received	-	(12,363)	12,382
Trade receivables	(1,369,229)	(470,033)	(561,423)
Deposits, prepayments and other debtors	(437,816)	(381,174)	39,336
Trade payables	1,283,370	702,498	568,849
Accrued charges and other creditors	114,449	386	66,519
Income tax payable	240,845	(89,439)	(42,359)
Deferred income taxes	(74,204)	(27,288)	7,876

Net cash provided by operating activities	1,217,210	149,417	1,042,278

Cash flows from investing activities:
Acquisitions of property, plant and equipment	(218,980)	(174,412)	(221,389)
Acquisition of a subsidiary	(613,618)	-	(69,055)
Loan receivables	210,135	(435,385)	-
Disposal of a subsidiary	96,070	149,888	-
Proceeds from sales of property, plant and equipment	15,000	14,668	7,447
Certificate of deposit	(50,000)	-	-
Due from other related parties	-	-	368,436

Net cash (used in) provided by investing activities	(561,393)	(445,241)	85,439

Cash flows from financing activities:
Restricted cash	(1,204,693)	(1,423,188)	(1,299)
Bank overdrafts	742,914	-	-
Inception of obligation under finance leases	64,103	81,795	-
Capital element of finance leases payments	(31,785)	(106,155)	(22,471)
Advances (to) /from a director	(423,712)	1,765	54,023
Borrowing of short-term debts	71,391	232,667	-
Repayments of short-term debts	(274,452)	-	-
Deferred offering costs	-	-	(225,364)
Additional paid-in capital	-	-	1,319,525
Issue of common stock	-	8,250	680

Net cash (used in) provided by financing activities	(1,056,234)	(1,204,866)	1,125,094

Net (decrease) increase in cash and cash equivalents	(400,417)	(1,500,690)	2,252,811
Exchange differences	602	(3,654)	(45)
Cash and cash equivalents at beginning of year	841,472	2,345,816	93,050

Cash and cash equivalents at end of year	441,657	841,472	2,345,816

The financial statements should be read in conjunction with the accompanying notes.

1. ORGANISATION AND PRINCIPAL ACTIVITIES

Reverse acquisition in 2000

The Company was initially incorporated under the laws of the State of Colorado on December 29, 1994. After engaging in minimal activity related to its business plan, the Company's activities ceased in early 1995, and the Company became inactive until its reinstatement by the Colorado Secretary of State on September 25, 1998.

From the Company's date of inception to August 28, 200, the Company had issued an aggregate of 12,000,000 shares of common stock.

On August 28, 2000, the Company acquired AGI Logistics (Hong Kong) Limited, a Hong Kong corporation ("AGI"). The acquisition was brought about by transactions that are memorialized in two agreements: (1) Stock Purchase Agreement, by Lam King Ko, Alfred ("Mr. Lam") and by the Selling Stockholders. Pursuant to the terms of the Stock Purchase Agreement, Mr. Lam purchased 9,000,000 shares of the Company's common stock from the selling stockholders. (2) Stock Exchange Agreement, by and between the Company's then-current management and an authorized representative of Buller Services Corporation, a British Virgin Islands International Business Company ("Buller"). Mr. Lam is the sole beneficial owner of Buller, which, prior to the Stock Exchange Agreement becoming effective, was the sole shareholder of AGI. Pursuant to the terms of the Stock Exchange Agreement, the Company acquired 15,000,000 shares of AGI's common stock from Buller, and, in exchange, the Company issued 8,000,000 shares of its common stock to Buller. AGI became a wholly owned subsidiary of the Company.

The acquisition of AGI, for accounting purposes, has been treated as the acquisition of the Company by AGI with AGI as the accounting acquirer ("reverse acquisition"). On this basis, the historical ordinary stock and stockholders' equity amounts have been retroactively restated to reflect the 17,000,000 shares issued to Mr. Lam as outstanding for all periods presented with the remaining shares owned by the former shareholders of the Company reflected as if issued in a capital transaction on the date of the acquisition. The difference between par value of the Company's and AGI's common stock has been reported in additional paid-in capital.

On September 1, 2000, the Company issued 400,000 shares of its common stock to certain consultants for professional services rendered and to be rendered to the Company valued at $39,200, which is the fair value of the stock issued. The unit share price and thus the fair value of stock was determined by management by reference to the Company's future earning potential. Management believes that this value is comparable to the value of similar services offered by other service providers in the market. The initial terms of services in the agreement will last for two to three years until December 31, 2003. The amount of $39,200 was expensed during 2000.

Immediately prior to the effectiveness of the agreements, the Company's issued and outstanding capitalization consisted of 12,000,000 shares of common stock and no shares of preferred stock. Immediately thereafter, it consisted of no shares of preferred stock and 20,400,000 shares of common stock of which 83% was owned by Mr. Lam.

Stock transactions with Infinity Ventures

Pursuant to an agreement (the "Stock Purchase Agreement") dated December 4, 2001 entered into between InfinityVentures Net, Inc. (the "Selling Shareholder") and the Company, 1,100,000 shares of common stock were issued to the Selling Shareholder at an initial purchase price of $0.0001 per share on December 19, 2001. These 1,100,000 shares were issued in a stock purchase transaction which was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 or Rule 505 or 506 promulgated thereunder. The Stock Purchase Agreement contained several rights and obligations between the parties which have the effect of changing the actual purchase price for the shares. These included a "Call Right" which allowed the Company to repurchase the shares unless the Selling Shareholder contributed additional capital to the Company, a "Release Right" which allowed the Selling Shareholder to cancel the Company's call right by contributing additional capital, and a "Put Right" which required the Company to repurchase a portion of the shares in certain circumstances.

In conjunction with the Stock Purchase Agreement, pursuant to a private placement prospectus filed on December 26, 2001, the Selling Shareholder intended to offer these 1,100,000 shares of common stock at market price. However, there was a dispute with the Selling Shareholder concerning the issue of whether the shares, with the understanding that they would be subject to the Company's call right, remained valid even though it was not possible to get the registration statement for the shares approved by the SEC. The SEC would not accept the structure of the transaction unless the Selling Shareholder was legally obligated to pay the additional consideration. The Selling Shareholder refused to agree to an unconditional obligation to pay for the shares so it was not possible to get the registration statement approved for the transaction. For this reason, a "Request for Withdrawal" for the private placement was filed on February 8, 2002. These 1,100,000 shares of common stock were then cancelled and the initial purchase price of $110 was returned to the Selling Shareholder.

For accounting purposes as of December 31, 2001, these 1,100,000 shares of common stock were excluded from the outstanding capital stock of the Company to reflect the substance of the whole transaction.

In June 2002, the Company commenced an action against the Selling Shareholder in the United States District Court for the Southern District of New York in which the Company sought, among other things, to compel the return of 1,100,000 shares of common stock that had been issued to the Selling Shareholder. This action was settled in November 2002 by the Selling Shareholder's return of 1,050,000 of such shares, the Company's payment to the Selling Shareholder of $172,500 and the agreement to permit the Selling Shareholder to keep 50,000 shares. As a result, for accounting purposes, these 50,000 shares of common stock were deemed as issued and outstanding from November 2002. The fair value of the shares issued of $12,500 was expensed during the year. Total amount of $257,500, including the amount of $185,000 mentioned above and legal fees of $72,500, is included as a settlement of litigation.

Acquisition of a major subsidiary in 2002

On April 30, 2002, the Company completed the acquisition of control of Airgate International Corporation ('Airgate'), a privately held New York-based freight forwarder which was established in 1990. Airgate is a non-asset based logistics services company. Its assets consist primarily of current assets including cash, accounts receivable, prepaid expenses and the like. The Company intends to continue the operations of Airgate in substantially the same manner as they were conducted prior to the acquisition.

The acquisition was structured as a stock purchase transaction. Pacific CMA International, LLC, a Colorado limited liability company which is wholly-owned by the Company, acquired 81% of the issued and outstanding common stock of Airgate from the two principal shareholders of Airgate, Scott Turner ('Mr. Turner') and Thomas Zambuto ('Mr. Zambuto'). Mr. Turner has been a director and officer of the Company since December, 2000.

The cost of the 81% controlling interest in Airgate comprised cash consideration of $1,500,000, of which $300,000 has been paid and $1,200,000 is payable in instalments and collateralized by 81% of Airgate's shares, and the issuance of 1,700,000 shares of the Company's common stock. The purchase price was determined solely through negotiations among the parties.

Cash consideration

The Company paid the $300,000 cash portion of the purchase price out of its internal resources. The financed portion of the purchase price consists of two promissory notes, each of which is in the original principal amount of $600,000. The notes bear interest at a variable rate equal to the prime rate plus 1.5%, and are payable in four equal installments on September 30, 2002, February 28, 2003, July 31, 2003 and December 31, 2003. The notes may be repaid in whole or part at any time without penalty.

Stock consideration

On May 21, 2002, an aggregate of 1,700,000 shares of common stock was issued at a price of $0.8 per share, which was determined by the average price of the Company's common stock shortly before and after the announcement of the Airgate acquisitions. These shares are used to finance the partial consideration of the acquisition of the subsidiary and they are valued at approximately $1,360,000.

The shares which were issued as part of the purchase price were issued in reliance upon exemptions from registration under state and federal law. Such shares constitute 'restricted securities' as that term is defined in Rule 144 under the Securities Act of 1933.

Acquisition of a major subsidiary in 2002 (Continued)

The transaction was recorded using the purchase method of accounting. The results of operations for Airgate are included in the consolidated financial statement since the date of acquisition. Assets and liabilities were recorded based on fair values. The cost of purchased businesses in excess of net identified tangible and intangible assets acquired (goodwill) is accounted for under the provisions of FASB Statement No. 142 'Goodwill and Other Intangible Assets'.

Goodwill represents the excess of the acquisition cost over the current fair value of identifiable Airgate assets at the time of purchase. These identified net assets include (i) a non-contractual customer relationship intangible asset of $2,860,000 that is recorded at cost and will be amortized on a straight-line basis over its estimated useful life of 5 years and (ii) a net deferred tax liability of $572,000.

The following tables disclose: a) unaudited condensed consolidated balance sheet of Airgate as of April 30, 2002 prior to the acquisition , b) the calculation of goodwill and c) the cash payments made for the acquisition during the year:

Acquisition of a major subsidiary in 2002 (Continued)

a) Unaudited condensed consolidated balance sheet as of April 30, 2002 prior to the acquisition

Airgate International Corporation

Assets	$
Current assets
Trade receivables	2,210,292
Deposits, prepayment and other debtors	34,951
Due from directors	164,440

Total current assets	2,409,683

Property, plant and equipment, net	86,945

Total assets	2,496,628

Liabilities and stockholders' deficit
Current liabilities
Bank overdraft	13,618
Trade payables	4,106,069
Accrued charges and other creditors	233,008
Note payable	155,701

Total liabilities	4,508,396

Stockholders' deficit
Common stock with no par value	20,000
Additional paid-in capital	116,200
Accumulated losses	(2,147,968)

Total stockholders' deficit	(2,011,768)

Total liabilities and stockholders' deficit	2,496,628

Acquisition of a major subsidiary in 2002 (Continued)

b) Calculation of goodwill

$

Total acquisition cost	2,960,000

Net current liabilities	(2,098,713)
Property, plant and equipment, net	86,945

Net liabilities acquired	(2,011,768)

Non-contractual customer relationship intangible asset acquired	2,860,000
Deferred tax liability	(572,000)

Other identified net assets acquired	2,288,000

Goodwill	2,683,768

c) Cash payment made during the year

$

Initial cash paid	300,000
First instalments for each promissory note paid	300,000
Bank overdraft acquired	13,618

Cash outflow from the acquisition of Airgate	613,618

The following unaudited pro forma information assumes the Airgate acquisition occurred as of the beginning of each period presented. The unaudited pro forma information is provided for informational purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessary indicative of future results of operations of the Company.

	2002	2001
	$	$
Revenue	60,300,126	38,202,272

Net income (loss)	1,541,329	(556,145)

Net income (loss) per share of common stock
-Basic	0.07	(0.03)

-Diluted	0.07	(0.03)

1. ORGANISATION AND PRINCIPAL ACTIVITIES (Continued)

Other activity in the common stock of the Company during 2002

During the period from February 12, 2002 to December 2, 2002, an aggregate of 523,400 shares of common stock was issued pursuant to the Company's 2000 Stock Plan (note 2). These shares are valued at approximately $128,200.

The above-mentioned stock grants were made to (i) the Group's employees and their family members (37,200 shares of common stock in aggregate) as compensation for the employees' services; (ii) the Group's business partners (239,200 shares of common stock in aggregate) as incentive for their support to the Group's freight business; and (iii) professional lawyer and public relation consultant firms (247,000 shares of common stock in aggregate) as consideration for their respective services rendered to the Group.

The Group recorded the aggregate value of the stock grants of $70,075 as compensation cost and expensed it during the period. This $70,075 represented the value of stock issued. The unit share price and thus the fair value of stock were determined by management by reference to the average market price of the Company's common stock, having taken into account other factors affecting the market price such as the trading volume, daily turnover etc. less any stock issuing costs. In respect of the stock grants given to professionals, management believes that the value is comparable to the values of similar services offered by other service providers in the market.

The Company's articles of incorporation authorized up to 100,000,000 shares of common stock, no par value per share. As of December 31, 2002, the Company's issued and outstanding capital stock comprised 22,422,450 shares of common stock and no shares of preferred stock.

1. ORGANISATION AND PRINCIPAL ACTIVITIES (Continued)

The details of the subsidiaries of the Company and their principal activities as of the date of this report are summarized below:

Name of company	Date of formation	Place of incorporation	Equity interest owned by the Company	Principal activities

			Directly	Indirectly

AGI Logistics (Hong Kong) Limited	August 12, 1998	Hong Kong	100%	-	Freight forwarding

Guangzhou Huasheng International Forwarding Limited	December 2, 1998	Hong Kong	-	100%	Freight forwarding

Pacific CMA International, LLC	April 11, 2002	Colorado, US	100%	-	Investment holding

Airgate International Corporation	September 27, 1995	New York, US	-	81%	Freight forwarding

Airgate International Corporation (Chicago)	April 9, 2002	Illinois, US	-	81%	Freight forwarding

AGI China Limited	October 9, 2002	Hong Kong	-	100%	Freight forwarding

2. STOCK-BASED COMPENSATION

The Company has a 2000 Stock Plan ("Plan") to issue stock options and grants pursuant to various agreements with employees, service providers, business associates and others that will have an important business relationship with the Company or its affiliates (individually, a 'Participant'; collectively, the 'Participants'). Under the Plan, on September 1, 2000 the Company issued options to purchase 200,000 shares of the Company's common stock at an exercise price of $0.098, this option exercise price was equal to the estimated fair market value of the Company's common stock at the date of issue. The maximum number of shares of the Company's common stock available for issuance under the Plan is 2,200,000 shares. As of December 31, 2002, the maximum number of shares available for future grants under the Plan is 1,260,850 shares. The options vest over an 18-month period from the date of grant and expire on August 31, 2005. Any proceeds received by the Company from exercises of stock options are credited to common stock and additional paid-in capital.

The Company has elected to follow APB Opinion No. 25, 'Accounting for Stock Issued to Employees', in accounting for its issuance of stock options to Participants who are employees under the Plan. Accordingly, no compensation expense was recognized in the Company's financial statements because the exercise price of the Company's stock options issued to employees equals the market price of the Company's common stock on the date of grant. The pro forma effect of applying the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" fair value method instead of the APB Opinion No. 25 intrinsic value based method of measuring compensation costs to the Company's stock-based awards was not significant to reported net income and earnings per share. Stock options granted to any other Participants would be treated as compensatory.

In December 2002, the FASB issued SFAS No. 148, 'Accounting for Stock-Based Compensation- Transition and Disclosure', which is an amendment of FASB Statement No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. However, the Company currently has no plans to adopt the fair value method of accounting for stock-based compensation.

Changes in outstanding options under the employee stock options are as follows:-

2002	2001

	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price
		$		$
Granted during 2000 and outstanding (exercisable) at end of year	200,000	0.098	200,000	0.098

As of December 31, 2002, the weighted-average exercise price of all outstanding options was $0.098 and the weighted-average remaining contractual life was 1.17 years.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting principles

The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America ("USGAAP").

The consolidated financial statements include the financial information of the Company, its majority-owned and controlled subsidiaries (collectively known as "the Group"). All material intercompany balances and transactions have been eliminated in consolidation.

Comprehensive income

The Group adopted SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Group's other comprehensive income / loss mainly comprises the translation adjustments resulting from the process of translating foreign currency financial statements into the reporting currency.

Property, plant and equipment and depreciation

Property, plant and equipment is stated at cost less accumulated depreciation.

The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditure incurred in restoring assets to their normal working conditions are charged to the income statement. Improvements are capitalized and depreciated over their expected useful lives.

When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations.

Depreciation is provided to write off the cost of property, plant and equipment over their estimated useful lives from the date on which they become fully operational and after taking into account their estimated residual values, using the straight-line method at the following rate per annum:

Furniture and fixtures	3 years
Office equipment	3 years
Motor vehicles	3 years

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill

Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at dates of acquisition and was amortised on a straight-line method over 5 years. On January 1, 2002, Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, was adopted and goodwill will no longer be amortized, but instead tested for impairment on at least an annual basis. The Company's evaluation of goodwill completed during 2002 in accordance with SFASNo. 142 resulted in no impairment losses. The Company also recorded no goodwill impairment losses during 2001 or 2000 prior to adopting SFAS No. 142.

Intangible asset

The intangible asset consists of the non-contractual customer relationship identified during the acquisition of a major subsidiary. It is recorded at cost allocated at acquisition and is amortized on a straight-line basis over the estimated useful economic life of 5 years. It will be tested for impairment in accordance with SFAS No. 142.

Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Group are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Revenue recognition

Revenue represents income arising from freight forwarding services which is recognized when freight is received from the shipper (for import freight) or when freight leaves the carrier's terminal (for export freight) with accrual of the estimated direct costs to complete delivery of freight-in-transit.

Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Assets held under finance leases are recognised as assets of the Company at the lower of the fair value of the leased assets or the present value of the minimum lease payments. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Finance costs, which represent the difference between the total leasing commitments and the fair value of the assets acquired, are charged to the income statement over the term of the relevant lease so as to produce a constant periodic rate of charge on the remaining balance of the obligations for each accounting period.

Rentals payable under operating leases are charged to income on a straight-line basis over the term of the relevant lease.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rentals payable under operating leases are recognized as an expense on the straight-line basis over the lease terms.

Income taxes

Provision for income and other related taxes have been provided in accordance with the tax rates in the United States of America ('USA') or tax laws in effect in Hong Kong depending on income arising from their respective jurisdictions.

The Group provides for deferred income taxes using the liability method, by which deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities. The tax consequences of those differences are classified as current or non-current based upon the classification of the related assets or liabilities in the financial statements. Future tax benefits of tax loss and credit carryforwards are recognized as deferred income tax assets. A deferred income tax liability was recorded at the date of acquisition to account for the tax effects of other temporarydifferences arsing in the transaction.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the income statement in the period that the change is enacted.

Foreign currency translation

The Group considers US Dollars ('$') as its functional currency as a substantial portion of the Group's business activities are based in US Dollars.

Transactions involving foreign currencies are translated at the approximate rates of exchange existing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the year end are retranslated at the approximate rates of exchange existing at that date. Translation differences are included in the statement of operations.

The consolidated financial statements include foreign subsidiaries. Their financial statements are translated into US dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenue and expenses. Translation differences are included in the consolidated statement of operations and are not material.

Uses of estimates

The preparation of the consolidated financial statements in conformity with USGAAP requires the Group's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the report periods. Actual amounts could differ from those estimates. Estimates are used for, but not limited to, the accounting for certain items such as allowance for doubtful accounts, depreciation and amortization, taxes and contingencies.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Related party

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

Fair value of financial instruments

The carrying amounts of cash equivalents, trade receivables, trade payables and advances due from / to a director and related parties approximate fair value because of the short-term maturities of these financial instruments.

Accounts receivable

Accounts receivable are stated at the amount billed to customers. The Group provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Accounts receivable are ordinary due 30 days after the end of the month of services rendered. Account past due more than 180 days are considered delinquent. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

Segment reporting

The Group adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". The Group's results of operations and financial position were affected by the implementation of SFAS No. 131 as it operates in more than one line of business. Segment information is disclosed in note 18 to the financial statements.

Cash and cash equivalents

Cash equivalents include all highly liquid investments, generally with original maturities of three months or less, that are readily convertible to known amount of cash and are so near maturity that they represent insignificant risk of changes in value because of changes in interest rates.

New accounting pronouncements

Other than the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, there are no new accounting pronouncements for which adoption is expected to have a material effect on the Group's financial statements.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

# Restatement of financial statements

Subsequent to the issuance of the Group's 2002 consolidated financial statements, management determined that the financial statements for 2002 required restatement due to the recognition of a non-contractual customer relationship intangible asset at the date of acquisition of Airgate.

The Airgate acquisition occurred on April 30, 2002, shortly after the required implementation date of SFAS No. 141 and SFAS No. 142. At the time of the transaction, the Company made a diligent attempt to apply the provisions of SFAS No. 141. It determined that it did not have a legal-contractual relationship with its customers. Further, it did not believe that its relationship with its customers met the 'separability' criterion. However, the Company understands that in adopting SFAS 141, practice has evolved which considers a broader concept of customer relationship intangibles. Accordingly, the management believes that a portion of the purchase price of Airgate should be assigned to a non-contractual customer relationship intangible asset with its corresponding deferred tax liability recognized in accordance with SFAS No. 109.

The restatement is attributable only to the recognition of a non-contractual customer relationship, its amortization charges as well as the corresponding tax benefits. The restatement reduced the Group's 2002 net income by $352,733 from $1,055,583 or $0.05 per share, as originally reported, to $702,850 or $0.03 per share. Operating expenses and provision for income taxes for 2002 presented herein have been restated.

Net income per share

According to the requirements of SFAS No. 128, "Earnings Per Share"("EPS"), basic earnings per share are computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding. The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the weighted-average number of shares outstanding is adjusted to include estimates of additional shares that would be issued if potentially dilutive common shares had been issued. In addition, income available to common stockholders is adjusted to include any changes in income or loss that would result from the assumed issuance of the dilutive common shares.

The following is a reconciliation of the numerator and denominator of basic and diluted earnings per share:

2002	2001	2000
	Income	Shares	Per-Share Amount	Income	Shares	Per-Share Amount	Income	Shares	Per-Share Amount
	$		$	$		$	$		$

Net Income	702,850			174,950			841,198

Basic EPS
Income (loss) available to common stockholders	702,850	21,564,122	0.03	174,950	20,884,975	0.01	841,198	18,166,120	0.05

Effect of dilutive securities
Stock options	-	174,066		-	114,853		-	66,667

Diluted EPS
Income (loss) available to common stockholders and assumed conversions	702,850	21,738,188	0.03	174,950	20,999,828	0.01	841,198	18,232,787	0.05

(i) Stock options were granted to purchase 200,000 shares of common stock at an exercise price of $0.098 on September 1, 2000. These options are still outstanding at the end of December 31, 2002 and will expire on August 31, 2005.

(ii) During the year, stock grants to purchase an aggregate of 523,400 shares of common stock have been granted and exercised at an exercise price of $nil pursuant to the terms stipulated in the Company's 2000 Stock Plan (Note1). Therefore, there is no dilutive effect on net income per share regarding these stock grants.

4. LOAN RECEIVABLE

A loan receivable amounting to $237,000 (2001: $320,000) is due from a business partner. The amount is collateralized by the personal guarantee of a director of the borrower, bears interest at 8.5% per annum and is repayable on or before December 31, 2003 pursuant to the loan extension agreement dated May 30, 2002. Considering the past payment history of this business partner, no allowance for uncollectibility is considered necessary as of December 31, 2002.

The remaining amount of $78,824 is due from Mr. Zambuto (ex-shareholder of Airgate), it is uncollateralized, interest free and with annual repayments of approximately $12,600 commencing from December 31, 2002 until fully repaid.

5. PROPERTY, PLANT AND EQUIPMENT, NET

	2002	2001
	$	$

Office equipment	287,837	180,390
Furniture and fixture	253,434	255,181
Motor vehicles	441,061	204,804

	982,332	640,375

Less: Accumulated depreciation	(620,754)	(334,696)

Net book value	361,578	305,679

As of December 31, 2002, the cost and accumulated depreciation of property, plant and equipment held underfinanceleases amounted to $140,288 (2001: $114,917) and $54,993 (2001: $47,666) respectively.

6. INCOME TAXES

(a) Income before income taxes provision was taxed under the following jurisdictions:

	2002	2001	2000
	$	$	$

USA	(531,455)	-	-
Hong Kong	1,497,759	243,861	1,008,853

	966,304	243,861	1,008,853

(b) The income tax expense in different jurisdictions is comprised of the following:

	2002	2001	2000
	$	$	$

Current:
Federal	37,400	-	-
State and local	36,497	-	-

	73,897	-	-
Hong Kong	263,161	96,199	159,780

Current income tax expense	337,058	96,199	159,780

Deferred:
Federal	(52,749)	-	-
State and local	(20,855)	-	-

	(73,604)	-	-
Hong Kong	-	(27,288)	7,875

Deferred income tax (benefit) expense	(73,604)	(27,288)	7,875

	263,454	68,911	167,655

The Group is subject to income taxes on income arising in or derived from the tax jurisdictions in which it is domiciled and operates and accordingly, it is subject to statutory federal income tax and Hong Kong profits tax respectively.

6. INCOME TAXES (Continued)

(c) Deferred income taxes are comprised of the following:

	2002	2001	2000
	$	$	$
USA
Amortization of intangible asset arising on business combination	(1,115,400)	-	-
Net operating loss carryforwards	597,427	-	-
Compensation cost	19,576	-	-

	(498,397)	-	-
Hong Kong
Other timing differences	2,613	12,815	-

	(495,784)	12,815	-

Disclosed in the consolidated balance sheet:

Deferred tax asset:
Current portion	82,350	-	-

Non-current portion	2,613	12,815	-

Net deferred tax liability: Non-current portion	(580,747)	-	-

As of the date of acquisition, the acquired subsidiary has net operating loss carried forward of $1,429,000 ('NOL'). As of December 31, 2002, the Group had federal and state net operating loss carryforwards of approximately $1,306,000 that expire between 2018 and 2022. While the use of these NOL is restricted subject to the provisions of Internal Revenue Code Section 382, the Group anticipates fully utilizing these carryforwards. The calculation of deferred tax asset was based on an effective rate at the balance sheet date.

The identification of intangible asset arising on the acquisition of Airgate has also given rise to a corresponding recognition of deferred tax liability. The calculation of the tax effect on the unamortized intangible asset at the balance sheet date was based on an effective rate as at that date.

6. INCOME TAXES (Continued)

(d) In respect of the USA operations, a reconciliation of the income tax benefit to the amount computed by applying the statutory federal income tax rate to income before income tax benefit is summarized below:

	2002	2001	2000
	$	$	$
USA
Amounts computed at statutory federal rate	(176,337)	-	-
State and local income taxes, net of federal benefit	36,497	-	-
Tax credit carryforwards generated	(67,560)	-	-
Non-deductible expenses included in operating and non-operating expenses	108,768	-	-
Effective tax rate differential on deferred income taxes	98,505	-	-
Others	420	-	-

	293	-	-

(e) A reconciliation of the income tax provision to income taxes computed using the Hong Kong statutory income tax rate is summarized below:

	2002	2001	2000
	$	$	$
Hong Kong
Income before income taxes	1,497,759	243,861	1,008,853
Hong Kong statutory tax rate	16%	16%	16%

Tax at Hong Kong statutory rate	239,641	39,017	161,416

Underprovision in prior years	4,005	-	-
Permanent differences on tax computation
- tax losses unlikely to be relieved in the foreseeable future	-	30,382	6,272
- non-deductible expenses	24,170	3,248	6,838
- non-taxable income	(4,655)	(3,736)	(6,871)

Income tax provision	263,161	68,911	167,655

7. OBLIGATIONS UNDER FINANCE LEASES

	2002	2001
	$	$
Payable during the following period:
Within one year	43,405	39,045
Over one year but not exceeding two years	23,825	18,376
Over two years but not exceeding three years	18,305	4,818

Total minimum lease payments	85,535	62,239
Less: amount representing interest	(9,591)	(8,730)

Present value of net minimum lease payments	75,944	53,509

8. DEBT MATURING WITHIN ONE YEAR

Debt maturing within one year represents short-term loans and are summarized as follows:

	Weighted-average interest rates	Outstanding debts maturing within one year
	%	$
As of December 31,
2001	5.97	232667

2002
-Bank loans	5.125	29,607
-Other loan payable	-	450,000

		479,607

The interests on bank loans were calculated at money market rates. These loans were collateralized by directors' personal guarantees.

The other loan payable was the consideration payable in respect of the acquisition of a new subsidiary and was collateralized by the subsidiary's shares. It was interest-free and repayable on February 28, 2003, July 31, 2003 and December 31, 2003.

9. PLEDGE OF ASSETS

As of December 31, 2002, the Group had pledged the following assets:

(a) Restricted cash deposits of $2,655,589 (2001: $1,450,896) in respect of general banking facilities granted by bankers.

(b) Shares in the newly acquired subsidiary (representing 81% controlling interest) to the sellers in respect of the consideration payable to them for the acquisition of the subsidiary.

10. BANKING FACILITIES

As of December 31, 2002, to finance its working capital the Group's available banking facilities were approximately $5,564,000 mainly obtained from creditworthy commercial banks in Hong Kong. As of that date, the total amount of banking facilities utilized was $2,481,754 (2001: $592,149). This was made up of (i) about $742,914 (2001: Nil) of overdrafts; (ii) about $1,456,787 (2001: $444,711) of invoice trust receipts which are included in trade payables; and (iii) about $282,053 (2001: 147,438) of bank guarantees for granting credit facilities to a subsidiary for airfreight payment.

11. COMMITMENTS AND CONTINGENCIES

Commitments under operating leases

The Group rent office space, warehouse and certain office equipment under non-cancellable operating leases. The following table summarizes these approximate future minimum lease payments in effect as of December 31, 2002:

$

2003	387,362
2004	224,798
2005	193,171
2006	197,423
2007	206,859
Thereafter	138,167

Total	1,347,780

Rent expense under operating leases for the years ended December 31, 2002, 2001 and 2000 was approximately $333,592, $248,376, and $190,709 respectively.

Cargo space commitments

The Group has entered into written agreements with various carriers pursuant to which the Group is committed to utilize a guaranteed minimum amount of cargo space each year. As of December 31, 2002, the minimum amount of such cargo space to be utilized in 2003 was approximately $3,400,000.

12. RELATED PARTY TRANSACTIONS

Name and relationship of related parties

Name	Relationship with the Company
Mr. Lam King Ko, Alfred ('Mr. Lam')	Shareholder and director of the Company
Mr. Scott Turner ('Mr. Turner')	Shareholder and director of the Company
Ms. Chan Wai Ying, Louisa ('Ms. Chan')	Director of the Company
Mr. Thomas Zambuto ('Mr. Zambuto')	Ex-shareholder of Airgate
AGL Logistics (Shenzhen) Limited ('AGI Shenzhen')	Under common control of Mr. Lam until December 16, 2002
Sparkle Shipping (China) Limited ('Sparkle China')	Under common control of Mr. Lam until December 16, 2002

During the years ended December 31, 2002, 2001 and 2000, the Group had the following transactions with related parties in which the Company's directors have beneficial interests:

	2002	2001	2000
	$	$	$
Acquisition of a subsidiary from Mr. Turner:
- total consideration	1,430,000	-	-
- consideration payable	450,000	-	-

Loan advanced to Sparkle China controlled by Mr. Lam	-	115,385	-

Proceeds from disposal of a subsidiary, AGI Shenzhen to a company controlled by Mr. Lam	-	150,000	-

Payment of freight cost to AGI Shenzhen controlled by Mr. Lam	(125,873)	(62,295)	(18,476)

Received freight income from AGI Shenzhen controlled by Mr. Lam	2,570	109,058	26,956

Received interest income from Sparkle China controlled by Mr. Lam	6,750	6,508	10,700

(a) As of December 31, 2002, the balance due to Mr. Lam from the Group amounting to $23,783 is uncollateralized, interest-free and has no fixed repayment terms.

(b) The consideration payable to Mr. Turner for the acquisition of Airgate, after netting off a loan receivable of $62,116 due from him to Airgate, is $387,884, which is collateralized by Airgate's shares, interest-free and repayable in three quarterly installments pursuant to the stock purchase agreement on February 28, 2003, July 31, 2003 and December 31, 2003.

(c) As of December 31, 2002, general banking and loan facilities granted by various bankers to the Group were collateralized by directors' (Mr. Lam and Ms. Chan) personal guarantees amounting to $5,328,683.

13. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	2002	2001	2000
	$	$	$
Cash paid for:
Income taxes	71,760	210,091	203648
Interest expense	22,917	14,856	5,304

14. NON-CASH TRANSACTIONS

(a) As of December 31, 2002, the sale proceeds for the disposal of Sparkle (refer to note 19) amounted to $398,078 was not yet due and was recorded as other debtor.

(b) The share consideration for the acquisition of a subsidiary, Airgate (refer to note 1), was $1,360,000. On May 21, 2002, 1,700,000 shares of common stock was issued for that purpose.

(c) As of December 31, 2002, the balance of cash consideration for the acquisition of 81% controlling interest in Airgate (refer to note 1) was $900,000. It was recorded as due to a director of $450,000 and as debt maturing within one year of $450,000.

15. DISTRIBUTION OF PROFIT

In the opinion of management, any undistributed earnings of the Company and its subsidiaries will be reinvested indefinitely.

16. RETIREMENT PLAN

The Group did not operate any retirement plan before December 2000. Following the implementation of the Mandatory Provident Fund ("MPF") in Hong Kong with effect from December 2000, the Group operates a MPF plan for its Hong Kong employees. The assets of the MPF are held separately from those of the Group in a provident fund managed by an independent trustee. The Group began to make contributions to the MPF in January 2001. Pension expenses of $64,116 have been incurred by the Group during the year ended December 31, 2002.

The Group's subsidiaries in the USA do not have any retirement plan in place as of December 31, 2002.

17. OPERATING RISKS

a) Concentration of credit risk

The Group provided forwarding services to a number of customers. Details of individual customers accounting for more than 5% of the Group's sales appear in note 18(b).

Concentration of accounts receivable as of December 31, 2002, 2001 and 2000 are as follows:

	2002	2001	2000
	%	%	%

Customer A	-	12	8
Customer B	-	8	-
Customer C	-	7	-
Customer D	-	6	-
Customer E	-	-	9
Customer F	-	-	7
Customer G	-	-	5
Customer M	11	-	-
Customer N	9	-	-
Customer Q	5	-	-

	25	33	29

Credit risk represents the accounting loss that would be recognized at the reporting date if counter parties failed completely to perform as contracted. Concentration of credit risk (whether on or off balance sheet) arose from the Group's major customers and related companies but the directors, in their opinion, consider that the risk of recoverability of the unreserved receivable is minimal.

b) Concentration of suppliers

The Group sourced forwarding services from a number of suppliers. Details of individual suppliers accounting for more than 5% of the Group's cost of sales appear in note 18(c).

Concentration of accounts payable as of December 31, 2002, 2001 and 2000 are as follows:

	2002	2001	2000
	%	%	%

Supplier I	6	15	-
Supplier J	14	13	23
Supplier K	-	-	11
Supplier L	7	-	-

	27	28	34

18. SEGMENTS OF THE BUSINESS

(a) Business segments

The Group operates mainly in three business segments, being the provision of (i) air forwarding, (ii) sea forwarding and (iii) land forwarding services.

The following table summarized the Group's operations during the years ended December 31, 2002, 2001 and 2000 analyzed into air, sea and land forwarding services.:

Air forwarding	Sea forwarding	Land forwarding	Total
	2002	2001	2000	2002	2001	2000	2002	2001	2000	2002	2001	2000
	$	$	$	$	$	$	$	$	$	$	$	$

Turnover	36,392,050	9,870,536	9,464,981	16,505,750	3,814,375	4,616,022	5,937	103,568	88,223	52,903,737	13,788,479	14,169,226

Cost of forwarding	(30,795,210)	(7,938,785)	(8,031,760)	(14,196,471)	(3,020,131)	(3,185,126)	(13,393)	(95,347)	(73,243)	(45,005,074)	(11,054,263)	(11,290,129)

Depreciation and amortization	(342,941)	(49,367)	(26,236)	(112,693)	(6,445)	(57,604)	(3,793)	(17,030)	(14,053)	(459,427)	(72,842)	(97,893)

Interest income	-	-	26,727	1	1	26,108	-	-	939	1	1	53,774

Interest expenses	(66,735)	(9,603)	-	(3,023)	-	-	(771)	(5,742)	(3,495)	(70,529)	(15,345)	(3,495)

Other segment expenses attributable to segment	(1,929,554)	(750,266)	(698,958)	(827,258)	(347,696)	(301,049)	(13,057)	(72,669)	(58,959)	(2,769,869)	(1,170,631)	(1,058,966)

Taxation	(107,474)	(59,460)	(83,895)	(57,423)	(11,129)	(83,760)	-	1,678	-	(193,497)	(68,911)	(167,655)

Segment income (loss)	3,150,136	1,063,055	650,859	1,308,883	428,975	1,014,591	(25,077)	(85,542)	(60,588)	4,433,942	1,406,488	1,604,862

Net other unallocated expenses*										(3,731,092)	(1,231,538)	(763,664)

Net income										702,850	174,950	841,198

Goodwill	2,012,826	4,605	-	670,942	-	-	-	-	-	2,683,768	4,605	-
Intangible asset	1,859,000	-	-	619,667	-	-	-	-	-	2,478,667	-	-
Other asset	8,693,320	5,039,403	4,377,698	2,795,911	1,582,763	1,418,986	528	80,849	92,074	11,489,759	6,703,015	5,888,758

Total assets	12,565,147	5,044,008	4,377,698	4,086,520	1,582,763	1,418,986	528	80,849	92,074	16,652,194	6,707,620	5,888,758

*The amounts comprised general administration expenses such as office overhead for which it was impracticable to make an allocation into each reportable segment.

18. SEGMENTS OF THE BUSINESS (Continued)

(b) Details of individual customer accounting for more than 5% of the Group's sales are as follows:

	2002	2001	2000
	%	%	%
Major customer
B	12	-	-
C	-	6	-
P	-	-	5

(c) Details of individual suppliers accounting for more than 5% of the Group's cost of sales are as follows:

	2002	2001	2000
	%	%	%
Major suppliers
I	9	20	-
J	6	16	13
K	-	-	8
L	7	-	-
O	-	-	7

	22	36	28

(d) Geographical segments

The table below summarized the Group's turnover during the year ended December 31, 2002, 2001 and 2000 and total assets as of that dates analyzed into geographical locations:

	2002	2001	2000
	$	$	$

Turnover
*IATA Area 1	10,966,084	9,800,637	5,377,669
*IATA Area 2	4,436,153	1,307,388	35,800
*IATA Area 3	37,501,500	2,680,454	8,755,757

TOTAL	52,903,737	13,788,479	14,169,226

18. SEGMENTS OF THE BUSINESS (Continued)

(d) Geographical segments (Continued)

2002	2001	2000
	Trade receivables	Other assets	Total assets	Trade receivables	Other assets	Total assets	Trade receivables	Other assets	Total assets
	$	$	$	$	$	$	$	$	$

Assets
*IATA Area 1	4,692,698	6,315,954	11,008,652	2,051,128	-	2,051,128	1,709,667	-	1,709,667
*IATA Area 2	116,507	-	116,507	25,905	-	25,905	4,019	-	4,019
*IATA Area 3	1,654,936	3,872,099	5,527,035	1,140,806	3,489,781	4,630,587	1,039,529	3,135,543	4,175,072

TOTAL	6,464,141	10,188.053	16,652,194	3,217,839	3,489,781	6,707,620	2,753,215	3,135,543	5,888,758

* IATA Area 1 comprises all of the North and South American Continent and the adjacent islands, Greenland, Bermuda, the West indies and the islands of the Caribbean Sea, the Hawaiian Islands (including Midway and Palmyra).

IATA Area 2 comprises all of Europe (including the European part of the Russian Federation) and the adjacent islands, Iceland, the Azores, all of Africa and the adjacent islands, Ascension Island, that part of Asia lying west of and including Iran (Islamic Rep. 6f).

IATA Area 3 comprises all of Asia and the adjacent islands, except that portion included in IATA Area 2, all of the Esat Indies, Australia, New Zealand and the adjacent islands, the islands of the Pacific Ocean, except those included in IATA Area 1

19. DISPOSAL OF A SUBSIDIARY

On April 2, 2002, the Group sold all of the issued and outstanding shares of stock of its wholly owned subsidiary, Sparkle Shipping, Godown, Wharf & Transp. Co. Limited ('Sparkle') to an unaffiliated party for consideration of $589,744.

The Group received $58,974, 10% of total purchase price at closing the remaining purchase price is payable as follows: (1) $265,385 is payable in four quarterly installments of $66,346 commencing from July 1, 2002 and (2) $265,385 is payable by two equal installments within last two quarters of 2003.

Sparkle was principally engaged in business activities of feeder voyages and trucking operations along the Jujiang Delta Area of Mainland China. Its trucking operations were immaterial to the Group's overall business. Recently, Sparkle was affected by business environmental changes in this region and was forced to purchase its own feeders and trucks in order to continue its operations. As the Group acts as a Non-Asset Based freight-forwarding provider, Sparkle was disposed of in order to be consistent with the Group's strategic plan. After the disposal of Sparkle, its sea forwarding operations were handled by other subsidiaries of the Company through their agents in Mainland China. Therefore, the disposition of Sparkle was not deemed to be a discontinued operation.

In connection with this transaction, the Company recognized a gain of $11,390.

$
Net assets disposed:
Property, plant and equipment	24,667
Trade and other receivables	495,650
Due from a director	299,869
Deferred taxes	10,202
Cash at banks	95,596
Trade and other payables	(230,511)
Due to fellow subsidiaries	(117,119)

578,354

Selling price	589,744

Gain on disposal	11,390

$

Cash proceeds received (down payment and two quarterly installments of $66,346)	191,666
Cash and cash equivalents disposed of	(95,596)

Net inflow of cash and cash equivalents in respect of the disposal of subsidiary	96,070

PACIFIC CMA, INC.

PART 1 FINANCIAL INFORMATION

ITEM 1 FINANCIAL STATEMENTS

PACIFIC CMA, INC.

(CONDENSED CONSOLIDATED BALANCE SHEETS)

	(Unaudited)
	March 31, 2003	December 31, 2002
	$	$
ASSETS

Current assets
Cash and cash equivalents	617,184	441,657
Restricted cash	3,028,597	2,655,589
Trade receivables, net of allowance for doubtful accounts of $137,290	5,847,559	6,464,141
Deposits, prepayments and other	1,740,796	1,116,007
Loans receivable	226,958	249,600
Deferred income taxes	82,350	82,350

Total current assets	11,543,444	11,009,344

Property, plant and equipment, net	352,931	361,578
Goodwill	2,683,768	2,683,768
Intangible asset, net	2,335,667	2,478,667
Deferred tax asset	2,613	2,613
Loan receivable	65,584	66,224
Certificate of deposit	50,000	50,000

Total assets	17,034,007	16,652,194

See notes to condensed consolidated financial statements.

PACIFIC CMA, INC.

(CONDENSED CONSOLIDATED BALANCE SHEETS)

	(Unaudited)
	March 31, 2003	December 31, 2002
	$	$
LIABILIITES AND STOCKHOLDERS' EQUITY

Current liabilities
Bank overdrafts	2,687,589	742,914
Trade payables	6,901,720	7,855,965
Accrued charges and other creditors	308,966	509,316
Due to directors	329,263	411,667
Obligations under finance leases	36,150	38,124
Debt maturing within one year	364,227	479,607
Tax payable	188,374	240,845

Total current liabilities	10,816,289	10,278,438
Obligations under finance leases	54,105	37,820
Deferred tax liability	516,397	580,747

Total liabilities	11,386,791	10,897,005

Stockholders' equity
Common stock with no par value	1,551,865	1,551,865
Additional paid-in capital	1,786,718	1,786,718
Other comprehensive loss	(8,325)	(8,325)
Retained earnings	2,316,958	2,424,931

Total stockholders' equity	5,647,216	5,755,189

Total liabilities and stockholders' equity	17,034,007	16,652,194

See notes to condensed consolidated financial statements.

PACIFIC CMA, INC.

(CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS)

(Unaudited) Three months ended March 31,
	2003	2002
	$	$

Freight forwarding income	14,026,380	2,976,871

Operating expenses
Cost of forwarding	(11,693,998)	(2,348,706)
Selling and administrative expenses	(2,306,000)	(591,221)
Depreciation and amortization	(193,101)	(49,843)

Total operating expenses	(14,193,099)	(2,989,770)

Loss from operations	(166,719)	(12,899)

Non-operating income
Interest and other income	47,500	14,084
Interest expense	(43,726)	(14,753)

Net non-operating income	3,774	(669)

Loss before income taxes	(162,945)	(13,568)

Provision for income taxes	54,972	(5,262)

Net loss	(107,973)	(18,830)

Other comprehensive (loss) income
Foreign currency translation adjustments	-	-

Comprehensive loss	(107,973)	(18,830)

Net loss per share

Weighted average number of shares outstanding
Basic	22,594,588	20,336,264

Diluted	22,594,588	20,336,264

Net loss per share of common stock Basic and diluted	(0.004)	(0.001)

See notes to condensed consolidated financial statements.

PACIFIC CMA, INC.

(CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS)

(Unaudited) Three months ended March 31,
2003	2002
$	$
Cash flows from operating activities:
Net loss	(107,973)	(18,830)
Adjustments to reconcile net loss to net cash used in
operating activities
Depreciation and amortization	193,101	49,843
Loss (Gain) on disposal of property, plant and equipment	9,829	(135)
Compensation cost	17,656	40,725
Changes in working capital:
Tax refundable	-	(31,351)
Trade receivables	616,582	132,243
Deposits, prepayments and other	(708,790)	(202,460)
Trade payables	(954,245)	(589,485)
Accrued charges and other creditors	(200,350)	(106,767)
Deferred taxes	(64,350)	(3,413)
Tax payable	(52,471)	-

Net cash used in operating activities	(1,251,011)	(729,630)

Cash flows from investing activities:
Loan receivable	23,283	-
Due from (to) other related parties	-	(133,732)
Acquisition of property, plant and equipment	(25,694)	(11,239)
Proceeds from sales of property, plant and equipment	10,897	2,179
Installment received for the disposal of a subsidiary in 2002	66,346	-
Installment paid for the acquisition of a subsidiary in 2002	(300,000)	-

Net cash used in investing activities	(225,168)	(142,792)

Cash flows from financing activities:
Restricted cash	(373,008)	(3,734)
Bank overdrafts	1,944,675	543,458
Capital element of finance leases payments	(22,176)	(13,569)
Advance to a director	67,596	-
Capital element of other loan payments	-	(67,365)
Borrowing of short-term debts	64,103	40,027
Repayment of short-term debts	(29,484)	-

Net cash provided by financing activities	1,651,706	498,817

Net increase (decrease) in cash and cash equivalents	175,527	(373,605)
Exchange difference	-	1,446
Cash and cash equivalents at beginning of period	441,657	841,472

Cash and cash equivalents at end of period	617,184	469,313

See notes to condensed consolidated financial statements.

PACIFIC CMA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Pacific CMA, Inc. (the "Company") and its subsidiaries (the "Group") as of March 31, 2003 and for the three months ended March 31, 2003 and 2002 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of the Company's management, all adjustments, consisting only of normal recurring adjustments, considered necessary to present fairly the condensed consolidated financial statements have been made.

The condensed consolidated statement of operations for the three months ended March 31, 2003 and 2002, and cash flows for the three months ended March 31, 2003 and 2002 are not necessarily indicative of the results that may be expected for the entire year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes thereto for the year ended December 31, 2002 included in the Company's Form 10-K filed on April 10, 2003 and Form 10-K/A subsequently re-filed.

Restatement of financial statements

Subsequent to the issuance of the Group's 2002 and 2003 first quarter consolidated financial statements, management determined that the financial statements for 2002 and 2003 first quarter required restatement due to the recognition of a non-contractual customer relationship intangible asset at the date of acquisition of Airgate.

The Airgate acquisition occurred on April 30, 2002, shortly after the required implementation date of SFAS No. 141 and SFAS No. 142. At the time of the transaction, the Company made a diligent attempt to apply the provisions of SFAS No. 141. It determined that it did not have a legal-contractual relationship with its customers. Further, it did not believe that its relationship with its customers met the 'separability' criterion. However, the Company understands that in adopting SFAS 141, practice has evolved which considers a broader concept of customer relationship intangibles. Accordingly, the management believes that a portion of the purchase price of Airgate should be assigned to a non-contractual customer relationship intangible asset with its corresponding deferred tax liability recognized in accordance with SFAS No. 109.

The restatement is attributable only to the recognition of a non-contractual customer relationship, its amortization charges as well as the corresponding tax benefits. The restatement increased the Group's 2003 first quarter net loss by $78,650 from $29,323 or $0.001 per share, as originally reported, to $107,973 or $0.004 per share. As a result, the restatement reduced the Group's retained earnings by $431,383 from $2,748,341 as originally reported, to $2,316,958. Operating expenses and provision for income taxes for the 2003 first quarter presented herein have been restated.

Note 2. Principles of Consolidation

The condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Note 3. Comprehensive Income

Comprehensive income consists of net income and other gains and losses affecting stockholders' equity that, under accounting principles generally accepted in the United States of America, are excluded from net income. For the Group, the components of comprehensive income consist of net income and foreign currency translation gains and losses resulting from the translation of subsidiaries' financial statements denominated in currencies other than United States dollars into United States dollars.

The components of total comprehensive loss for the three months ended March 31, 2003 and 2002 are presented in the following table:

(Unaudited) three months ended March 31,
	2003	2002
	$	$

Net loss	(107,973)	(18,830)
Other comprehensive loss
Foreign currency translation adjustments	-	-

Comprehensive loss	(107,973)	(18,830)

PACIFIC CMA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Earnings Per Share

The following is a reconciliation of the numerator and denominator of basic and diluted earnings per share

(unaudited) Three Months Ended March 31,
2003	2002
Income	Shares	Per-Share Amount	Income	Shares	Per-Share Amount
	$		$	$		$

Net loss	(107,973)			(18,830)

Basic EPS
Loss available to common stockholders	(107,973)	22,594,588	(0.004)	(18,830)	20,336,264	(0.001)

Effect of dilutive securities
Stock options	-	-		-	-

Diluted EPS
Loss available to common stockholders and assumed conversions	(107,973)	22,594,588	(0.004)	(18,830)	20,336,264	(0.001)

Stock options were granted to purchase 200,000 shares of common stock at an exercise price of $0.098 on September 1, 2000. These options are still outstanding at the end of March 31, 2003 and will expire on August 31, 2005.

During the period, stock grants to purchase an aggregate of 900 shares of common stock have been granted and exercised at an exercise price of $nil pursuant to the terms stipulated in the Company's 2000 Stock Plan (note 5).

Stock options were considered to be antidilutive and would not be included in the diluted per-share computation when there was an operating loss for the period ended March 31, 2003 and 2002.

PACIFIC CMA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Common Stock

As of December 31, 2001, the Company's authorized capital stock comprised of 100,000,000 shares of common stock, no par value and 10,000,000 shares of preferred stock, no par value. As of the same date, the Company's issued and outstanding capital stock comprised of 20,149,050 shares of common stock and no shares of preferred stock.

During the period from February 12, 2002 to December 2, 2002, an aggregate of 523,400 shares of common stock was issued pursuant to the Company's 2000 Stock Plan. These shares are valued at approximately $128,200.

The above-mentioned stock grants were made to (i) the Group's employees and their family members (37,200 shares of common stock in aggregate) as compensation for the employees' services; (ii) the Group's business partners (239,200 shares of common stock in aggregate) as incentive for their support to the Group's freight business; and (iii) professional lawyer and public relation consultant firms (247,000 shares of common stock in aggregate) as consideration for their respective services rendered to the Group.

The Group recorded the aggregate value of the stock grants of $70,075 as compensation cost and expensed it during the period. This $70,075 represented the value of stock issued. The unit share price and thus the fair value of stock were determined by management by reference to the average market price of the Company's common stock, having taken into account other factors affecting the market price such as the trading volume, daily turnover etc. less any stock issuing costs. In respect of the stock grants given to professionals, management believes that the value is comparable to the values of similar services offered by other service providers in the market.

On May 21, 2002, the Company issued 1,700,000 shares of common stock to finance the partial consideration of the acquisition of the subsidiary ('Airgate'). These shares are valued at approximately $1,360,000.

In November 2002, the Company's legal action against Infinity Venture was settled, pursuant to which 50,000 shares of common stock were deemed as issued to them at a fair value of $12,500.

On February 4, 2003, 900 shares of common stock was issued pursuant to the Company's 2000 Stock Plan (note 4). These shares are valued at approximately $558.

The Company's articles of incorporation authorized up to 100,000,000 shares of common stock, no par value per share. As of March 31, 2003, the Company's issued and outstanding capital stock comprised 22,423,350 shares of common stock and no shares of preferred stock.

Note 6. Pledge of Assets

As of March 31, 2003, the Group had pledged the following assets:

(a) Restricted cash deposits of $3,028,597 in respect of general banking facilities granted by bankers.

(b) Shares in Airgate acquired in 2002 (representing 81% controlling interest) to the sellers in respect of the consideration payable to them for the acquisition of Airgate.

Note 7. Banking facilities

As of March 31, 2003, to finance its working capital the Group's available banking facilities were approximately $6,600,000 mainly obtained from creditworthy commercial banks in Hong Kong. As of that date, the total amount of banking facilities utilized was $4,287,820. This was made up of (i) about $2,687,589 of overdrafts; (ii) about $1,266,774 of invoice trust receipts which are included in trade payables; (iii) about $64,227 of short-term bank loans; and (iv) about $269,230 of bank guarantees for granting credit facilities to a subsidiary for airfreight payment.

Note 8. Non-cash transactions

During the period, the Group entered into finance lease arrangements in respect of assets with a total capital value at the inception of the contracts of $36,487.

PACIFIC CMA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Related party transactions

Name and relationship of related parties

Name	Relationship with the Company
Mr. Lam King Ko, Alfred ('Mr. Lam')	Shareholder and director of the Company
Mr. Scott Turner ('Mr. Turner')	Shareholder and director of the Company
Ms. Chan Wai Ying, Louisa ('Ms. Chan')	Director of the Company
AGL Logistics (Shenzhen) Limited ('AGI Shenzhen')	Under common control of Mr. Lam until December 16, 2002
Sparkle Shipping (China) Limited ('Sparkle China')	Under common control of Mr. Lam until December 16, 2002

During the periods from January 1 to March 31, 2003 and 2002, the Group had the following balances and transactions with related parties in which the Company's directors have beneficial interests:

	2003	2002
	$	$
Acquisition of Airgate in April 2002 from Mr. Turner:
- consideration payable	300,000	-

Payment of freight cost to AGI Shenzhen controlled by Mr. Lam	-	(11,659)

Received freight income from AGI Shenzhen controlled by Mr. Lam	-	58

Received interest income from Sparkle China controlled by Mr. Lam	-	1731

(a) As of March 31, 2003, the balance due to Mr. Lam from the Group amounting to $90,739 is uncollateralized, interest-free and has no fixed repayment terms.

(b) The consideration payable to Mr. Turner for the acquisition of Airgate, after netting off a loan receivable of $61,476 due from him to Airgate is $238,524, which is collateralized by Airgate's shares, interest-free and repayable in the remaining two quarterly installments pursuant to the stock purchase agreement on July 31, 2003 and December 31, 2003.

(c) As of March 31, 2003, general banking and loan facilities granted by various bankers to the Group were collateralized by directors' (Mr. Lam and Ms. Chan) personal guarantees amounting to $6,223,673.

PACIFIC CMA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Segment Information

(a) Business segments

The Group operates mainly in three business segments, being the provision of (i) air forwarding, (ii) sea forwarding and (iii) land forwarding services.

The accounting policies adopted by the Group for segment reporting are described in the summary of significant accounting policies in the Company's Form 10-K filed for the year ended December 31, 2002.

The following table summarized the Group's operations for the three months ended March 31, 2003 and 2002 analyzed into air, sea and land forwarding services:

Air Forwarding	Sea Forwarding	Land Forwarding	Total
	2003	2002	2003	2002	2003	2002	2003	2002
	$	$	$	$	$	$	$	$

Turnover	9,054,673	2,107,927	4,971,707	863,007	-	5,937	14,026,380	2,976,871

Cost of forwarding	(7,523,794)	(1,761,777)	(4,170,204)	(573,536)	-	(13,393)	(11,693,998)	(2,348,706)

Depreciation and amortization	(119,411)	(11,259)	(47,420)	(2,057)	-	(3,793)	(166,831)	(17,109)

Interest expense	(26,606)	(5,974)	(964)	-	-	(771)	(27,570)	(6,745)

Other segment expenses attributable to segment	(602,915)	(179,759)	(281,376)	(105,637)	-	(13,056)	(884,291)	(298,452)

Taxation	55,173	-	20,364	-	-	-	75,501	-

Segment income (loss)	837,084	149,158	492,107	181,777	-	(25,076)	1,329,191	305,859
Net other unallocated expenses							(1,437,164)	(324,689)

Net income							(107,973)	(18,830)

Goodwill	2,012,826	-	670,942	-	-	-	2,683,768	-
Intangible asset	1,751,750	-	583,917	-	-	-	2,335,667	-
Other assets	9,506,121	4,792,281	2,508,451	1,678,888	-	60,970	12,014,572	6,532,139

Total assets	13,270,697	4,792,281	3,763,310	1,678,888	-	60,970	17,034,007	6,532,139

PACIFIC CMA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Segment Information (continue)

(b) Details of individual customers accounting for more than 5% of the Group's sales are as follows:

(Unaudited) Three months ended March,
	2003	2002

Major customer	%	%

B	12	-
M	-	6
P	-	7
Q	6	-
R	12	-
S	5	-
T	-	7

(c) Geographical segments

The table below summarized the Group's turnover for the three months ended March 31, 2003 and 2002 analyzed into geographical locations:

(unaudited) Three months ended March 31,
	2003	2002
	$	$

Turnover

* IATA Area 1	1,831,939	2,108,401
* IATA Area 2	1,045,677	162,866
* IATA Area 3	11,148,764	705,604

TOTAL	14,026,380	2,976,871

(unaudited) As of March 31, 2003	(unaudited) As of March 31, 2002
	Trade receivables	Other assets (including goodwill)	Total assets	Trade receivables	Other assets (including goodwill)	Total assets
	$	$	$	$	$	$

Assets
*IATA Area 1	4,265,577	6,241,660	10,507,237	1,825,319	-	1,825,319
*IATA Area 2	173,670	-	173,670	136,920	-	136,920
*IATA Area 3	1,408,311	4,944,789	6,353,100	1,123,357	3,446,543	4,569,900

TOTAL	5,847,558	11,186,440	17,034,007	3,085,596	3,446,543	6532139

- IATA Area 1 comprises all of the North and South American Continent and the adjacent islands, Greenland, Bermuda, the West Indies and the islands of the Caribbean Sea, the Hawaiian Islands (including Midway and Palamyra).

- IATA Area 2 comprises all of Europe (including the European part of the Russian Federation) and the adjacent islands, Iceland, the Azores, all of Africa and the adjacent islands, Ascension Island, that part of Asia lying west of and including Iran (Islamic Rep. 6f).

- IATA Area 3 comprises all of Asia and the adjacent islands, except that portion included in IATA Area 2, all of the East Indies, Australia, New Zealand and the adjacent islands, the islands of the Pacific Ocean, except those included in IATA Area 1.

HOLTZ RUBENSTEIN & CO., LLP

Certified Public Accountants

Independent Auditors' Report

Board of Directors and Stockholders

Airgate International Corp. and Subsidiaries

Jamaica, New York

We have audited the consolidated balance sheets of Airgate International Corp. and Subsidiaries as of February 28, 2002 and 2001, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Airgate International Corp. and Subsidiaries as of February 28, 2002 and 2001, and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 11, 81% of the Company's common stock was purchased by an unrelated party in April 2002.

/s/ Holtz Rubenstein & Co., LLP

June 5, 2002

Melville, New York

AIRGATE INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

February 28,
	2002	2001
CURRENT ASSETS:
Cash and cash equivalents	$ 209,669	$ 197,564
Accounts receivable (less allowance for doubtful
accounts of $63,000 and $67,000 in 2002 and 2001, respectively)	2,017,829	1,629,931
Prepaid expenses and other current assets	35,253	51,271
Due from stockholders (Note 2)	165,300	190,580
Total current assets	2,428,051	2,069,346

PROPERTY AND EQUIPMENT, net (Note 3)	98,505	123,740

	$ 2,526,556	$ 2,193,086

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$ 4,173,522	$ 3,099,126
Due to stockholder (Note 4)	-	1,400,291
Current portion of long-term debt	-	8,130
	4,173,522	4,507,547

OTHER LIABILITIES:
Long-term debt, net of current maturities (Note 4)	95,613	-
	4,269,135	4,507,547

COMMITMENTS AND CONTINGENCIES (Notes 6 and 7)
STOCKHOLDERS' DEFICIENCY:
Common stock, no par value, 200 shares authorized,
100 shares issued and outstanding	20,000	20,000
Additional paid-in capital	116,200	116,200
Deficit	(1,878,779)	(2,450,661)
	(1,742,579)	(2,314,461)

	$ 2,526,556	$ 2,193,086

See notes to consolidated financial statements.

AIRGATE INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended
February 28,
2002	2001

Sales (Note 10)	$ 29,139,079	$ 33,101,690

Cost of sales	26,216,875	29,195,134

Gross profit	2,922,204	3,906,556

Selling, general and administrative expenses (Note 6)	3,745,703	3,786,516

Settlement of vendor/stockholder liability (Note 4)	(1,400,291)	-

Income before income tax provision	576,792	120,040

Provision for income taxes (Note 8)	4,910	8,442

Net income	$ 571,882	$ 111,598

Income per share	$ 5,718.8	$ 1,115.98

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING	100	100

See notes to consolidated financial statements.

AIRGATE INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY

				Additional
			Common	Paid-In
	Total	Shares	Stock	Capital	Deficit

Balance at March 1, 2000	$(2,426,059)	100	$20,000	$116,200	$(2,562,259)

Net income/comprehensive income	111598	-	-	-	111598

Balance at February 28, 2001	(2,314,461)	100	20,000	116,200	(2,450,661)

Net income/comprehensive
loss	571,882	-	-	-	571,882

Balance at February 28, 2002	$(1,742,579)	100	$20,000	$116,200	$(1,878,779)

See notes to consolidated financial statements.

AIRGATE INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended
February 28,
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 571,882	$ 111,598
Adjustment to reconcile net income to net cash
(used in) provided by operating activities:
Settlement of vendor/stockholder liability	(1,400,291)	-
Depreciation and amortization	32,928	46,562
Bad debts	39,149	-
(Increase) decrease in assets:
Accounts receivable	(427,047)	(411,786)
Prepaid expenses and other current assets	16,018	(23,239)
Increase in liabilities:
Accounts payables and accrued expenses	1,074,396	444,400
Net cash (used in) provided by operating activities	(92,965)	167,535

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(7,693)	(18,916)
Net cash used in investing activities	(7,693)	(18,916)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term debt	(8,130)	(14,926)
Repayments from stockholders	25,280	25,200
Proceeds from note payable	95,613	-
Net cash provided by financing activities	112,763	10,274

NET INCREASE IN CASH
AND CASH EQUIVALENTS	12,105	158,893

CASH AND CASH EQUIVALENTS, beginning of year	197,564	38,671

CASH AND CASH EQUIVALENTS, end of year	$ 209,669	$ 197,564

See notes to consolidated financial statements.

AIRGATE INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED FEBRUARY 28, 2002 AND 2001

1. Summary of Significant Accounting Policies:

a. Description of the company

Airgate International Corp. (the "Company") was incorporated in the state of New York on September 27, 1995. The Company operates as a freight forwarder including air export and import as well as sea export and import. Freight is shipped between New York and various overseas locations such as Hong Kong and Korea. The Company's customers are in various industries such as dry goods and apparel. As a freight forwarder, the Company arranges for air and sea transportation of goods but does not take title to the goods.

b. Principles of consolidation

The consolidated financial statements include the accounts of the Company and its 100% owned subsidiaries. Upon consolidation, all significant intercompany accounts and transactions are eliminated.

c. Revenue recognition

Revenue represents income arising from freight forwarding services, which is recognized when the freight is received from the shipper (for import freight) or when the freight leaves the carrier's terminal (for export freight) with accrual of the estimated direct costs to complete delivery of freight in transit.

d. Cash and cash equivalents

For the purpose of the statement of cash flows, the Company considers all short-term instruments purchased with a maturity of three months or less to be cash equivalents.

e. Allowance for doubtful accounts

Losses from uncollectible accounts are provided for by utilizing the allowance for doubtful accounts method based upon management's estimate of uncollectible accounts.

f. Property and equipment

All property and equipment are recorded at cost. Leasehold improvements are amortized under the straight-line method. Major additions are added to the property accounts while maintenance and repairs which do not appreciably extend the useful lives of the related assets are expensed when incurred. Depreciation is calculated using the Modified Accelerated Cost Recovery Systems (MACRS) which is used for tax purposes over the assets' statutory lives as follows:

Vehicles	5 years
Furniture and equipment	5-7 years
Leasehold improvements	39 years

The above depreciable lives are in conformity with tax guidelines and do not take into consideration the assets' estimated useful lives. The difference between this tax method and generally accepted accounting principles is immaterial.

g. Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

h. Income taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes which are taxes computed based on the tax liability or benefit in future years of the reversal of temporary differences in the recognition of income or deduction of expenses between financial and tax reporting purposes. Deferred tax assets are classified as current or non-current based upon the classification of the related asset for financial reporting purposes, subject to a valuation allowance. Deferred taxes have been provided for the recognition of operating loss carryforwards that are available to offset future taxable income as well as the difference between book and tax methods for the accounting for the allowance for doubtful accounts.

i. Income (loss) per common share

Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"), requires dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if stock options or convertible securities were exercised or converted into common stock.

Basic and diluted per share amounts were equivalent for the years ended February 28, 2002 and 2001.

j. Comprehensive income

Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders' equity. Comprehensive income was equivalent to net income for the years ended February 28, 2002 and 2001.

2. Due from Stockholders:

Due from stockholders represents unsecured advances to two stockholders which are non-interest bearing and payable upon demand.

3. Property and Equipment:

Property and equipment consists of the following at:

February 28,
	2002	2001
Vehicles	$ 67,578	$ 67,578
Furniture and fixtures	10,241	10,241
Office equipment	217,481	209,788
Leasehold improvements	40,341	40,341
	335,641	327,948
Less accumulated depreciation	237,136	204,208

	$ 98,505	$ 123,740

4. Related Party Transactions:

As a result of prior years' transactions, the Company had a net balance due to a minority stockholder of the Company. The net balance was settled during fiscal February 28, 2002.

The Company entered into an agreement with a related party whereby the Company may borrow up to $250,000. Advances under the agreement bear interest at 5% and are payable in August 2003.

5. Fair Value of Financial Instruments:

The fair value of the Company's financial instruments approximate their carrying amounts.

6. Leases:

The Company operates its facilities in Jamaica, New York under two lease agreements with an unrelated party. The leases expire in March 2004 and June 2006. Under both leases the Company also pays, as additional rent, a percentage of the building's real estate taxes and operating expenses which are in excess of a base year amount.

The Company also maintains various leases for office equipment which are recorded as operating leases.

Lease commitments under operating leases are as follows:

Year Ending
February 28,
2003	$ 211,000
2004	181000
2005	74000

  Concentration of Credit Risk:

Financial instruments which potentially expose the Company to a concentration of credit risk consist primarily of trade accounts receivable and cash. The Company's accounts receivable is composed of significant foreign (as well as domestic) accounts. Historically, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular geographic area. The Company maintains cash balances at a bank in excess of the federally insured amount.

8. Income Taxes:

The Company has federal net operating loss carryforwards of approximately $1,429,000. Since realization of the tax benefits associated with these carryforwards is not assured, a full valuation allowance of approximately $572,000 was recorded against these tax benefits as required by SFAS No. 109. The use of these NOLs is restricted subject to the provisions of Internal Revenue Code Section 382. The transaction described in Note 11 qualifies for the provision.

9. Supplemental Cash Flow Information:

The following represents cash paid for:

Years Ended
February 28,

	2002	2001

Interest	$ 457	$ 1,300

Income taxes	$ 4,910	$ 8,497

10. Major Customers:

Revenue from one major customer approximated 26% and 22% of total revenue for the years ended February 28, 2002 and 2001, respectively.

11. Subsequent Events:

In April 2002, 81% of the Company's common stock was purchased by an unrelated party. The purchase price, determined through negotiations among the parties, included cash and shares of the acquiring company's common stock.

In conjunction with the acquisition of a controlling interest in the Company, the two previous principal stockholders each executed a new three year employment agreement with the Company. Under the terms of these employment agreements the previous principal stockholders will continue to serve as President and Executive Vice President, respectively, of the Company. One of the previous principal stockholders will continue to serve as an officer and director of the Company.

PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article Twelfth, Section 3 of the First Amended and Restated Articles of Incorporation of Pacific CMA, included herewith as Exhibit 3.1, provides for the indemnification of Pacific CMA 's officers and directors to the full extent permitted by Colorado law.

The officers and directors are indemnified under various provisions of the Colorado Business Corporation Act, which provide for the indemnification of officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith and in the best interests of Pacific CMA With respect to matters as to which Pacific CMA's officers and directors and others are determined to be liable for misconduct or negligence, including gross negligence, in the performance of their duties to Pacific CMA, Colorado law provides for indemnification only to the extent that the court in which the action or suit is brought determines that such person is fairly and reasonably entitled to indemnification for which the court deems proper.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling Pacific CMA pursuant to the foregoing, Pacific CMA has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

In accordance with the laws of the State of Colorado, Pacific CMA's Bylaws authorize indemnification of a director, officer, employee or agent of Pacific CMA for expenses incurred in connection with any action, suit, or proceeding to which he or the is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his or her duty. In addition, even a director officer, employee, or agent of Pacific CMA who was found liable for misconduct or negligence in the performance of his or her duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers, or persons controlling the issuing company in accordance with the foregoing provisions, Pacific CMA has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

SEC Filing Fee	$276
Legal Fees	$60,000
NASD Filing Fees	$800
Blue Sky Filing Fees and Expenses	$15,000
Accounting Fees and Expenses	$10,000
Printing, Postage, Misc.	$5,000
TOTAL	$91,076

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Name	Date of Sale	Shares	Purchase Price Per Share (see note 1 below)	Aggregate Purchase Price (see note 1 below)
Alfred Lam	8/28/00	8,000,000	See note (1) below	See note (1) below
Michael T. Williams	3/31/01	25,000	For services	-
George Moseman	3/31/01	15,000	For services	-
Stuart Douglas Smith	2/20/01	5,000	$0.25	$1,250
James Weingartner	3/01/01	5,000	$0.25	$1,250
John Massie	3/01/01	5,000	$0.25	$1,250
Reine Marulli di Barletta	3/01/01	5,000	$0.25	$1,250
Madam Au Sui Hing	3/01/01	5,000	$0.25	$1,250
Chan Chiu Yin	3/01/01	5,000	$0.25	$1,250
Chan Yeuk Shing	3/01/01	5,000	$0.25	$1,250
Cheng Kit Mei	3/01/01	5,000	$0.25	$1,250
Choi King Hung	3/01/01	5,000	$0.25	$1,250
Ho Sum Kui	3/01/01	5,000	$0.25	$1,250
Johnny Chan	3/01/01	5,000	$0.25	$1,250
Lam Chin Fung	3/01/01	5,000	$0.25	$1,250
Lam Shun Heung	3/01/01	5,000	$0.25	$1,250
Lam Kin Man	3/01/01	5,000	$0.25	$1,250
Kam Sung Ko	3/01/01	5,000	$0.25	$1,250
Lee Hung Ching	3/01/01	5,000	$0.25	$1,250
Lee Ki Yee	3/01/01	5,000	$0.25	$1,250
Leung Hoi Man	3/01/01	5,000	$0.25	$1,250
Tsang Hing Nam	3/01/01	5,000	$0.25	$1,250
Yau Cheuk Lun	3/01/01	5,000	$0.25	$1,250
Yau Siu Fung	3/01/01	5,000	$0.25	$1,250
Kathleen A. Adams	4/17/01	5,000	$0.25	$1,250
Jean Marie Almao	4/17/01	5,000	$0.25	$1,250
Kevin Ashby, M.D.	4/27/01	5,000	$0.25	$1,250
Correy Baker	4/17/01	4,000	$0.25	$1,000
Patrick Baker	4/17/01	5,000	$0.25	$1,250
Randall Baker	4/17/01	2,800	$0.25	$700
George E. Brown	4/17/01	5,000	$0.25	$1,250
Business Equity Services, Inc.	3/17/01	5,000	$0.25	$1,250
Business O.C. Com, Inc.	4/17/01	5,000	$0.25	$1,250
Jack Carr	4/17/01	5,000	$0.25	$1,250
Steve Corbin	4/17/01	5,000	$0.25	$1,250
Lori X. Hammarlund	4/27/01	5,000	$0.25	$1,250
Edward M. Helzerman	4/30/01	2,500	$0.25	$625
Sharon M. Helzerman	4/30/01	2,500	$0.25	$625
Debbie A. Kozlowski	4/17/01	5,000	$0.25	$1,250
M/M Robert Lombard	4/17/01	5,000	$0.25	$1,250
Debra Micklis	3/08/01	5,000	$0.25	$1,250
Daniel Micklis	3/08/01	5,000	$0.25	$1,250
Freddie and Sylvia Parish	4/27/01	1,000	$0.25	$250
Harry William Pflueger	4/27/01	5,000	$0.25	$1,250
Ralph Rosenberg	4/17/01	5,000	$0.25	$1,250
James H. Russell	4/17/01	5,000	$0.25	$1,250
Mark C. Russell	4/17/01	5,000	$0.25	$1,250
Patrick Sheedy	4/27/01	5,000	$0.25	$1,250
Robert Sheedy	4/30/01	5,000	$0.25	$1,250
Carl Van Skyke	4/30/01	2,500	$0.25	$625
Brad Smith	4/17/01	1,000	$0.25	$250
Adam Login	3/08/01	3,000	$0.25	$750
Ellen Farber	4/5/02	5,000	$0.25	$1,250
Geraldine Turner	3/6/01	5,000	$0.25	$1,250
Hannah Saunders	4/27/01	5,000	$0.25	$1,250
Gil Chrisikos	2/27/01	5,000	$0.25	$1,250
Nancy Decker	3/07/01	5,000	$0.25	$1,250
Kyriakos Konstantakis	3/06/01	5,000	$0.25	$1,250
Lawrence Coleman	2/27/01	5,000	$0.25	$1,250
Andrew Goodman	3/05/01	5,000	$0.25	$1,250
Barry Kantrowitz	3/05/01	5,000	$0.25	$1,250
Sanford & Elyse Login	3/01/01	5,000	$0.25	$1,250
Felice & Joel Brenner	4/03/01	5,000	$0.25	$1,250
Michael & Donna Brown	3/06/01	5,000	$0.25	$1,250
Giuseppina Cavallo	3/15/01	5,000	$0.25	$1,250
Arnold Conrad	3/11/01	5,000	$0.25	$1,250
Alfredo D'Antonio	4/03/01	5,000	$0.25	$1,250
Denise M. D'Antonio	4/03/01	5,000	$0.25	$1,250
Steven D'Antonio	4/03/01	5,000	$0.25	$1,250
Tonino Dantonio	4/03/01	5,000	$0.25	$1,250
Taso Denis	3/08/01	5,000	$0.25	$1,250
Edward Dennehy	4/03/01	5,000	$0.25	$1,250
Howard Dickson	3/08/01	5,000	$0.25	$1,250
Donna Farber	3/08/01	5,000	$0.25	$1,250
Santo Favano	4/03/01	5,000	$0.25	$1,250
Joseph S. Fusco	3/13/01	5,000	$0.25	$1,250
Barry & Michelle Gaynor	4/06/01	5,000	$0.25	$1,250
Michael & Robin Glassberg	4/06/01	5,000	$0.25	$1,250
Arlene Goodman	3/06/01	5,000	$0.25	$1,250
Joan and Robert Johnsen	3/13/01	5,000	$0.25	$1,250
Dave & Ellen Katzen	3/07/01	5,000	$0.25	$1,250
Ronald & Cynthia Keats	4/09/01	5,000	$0.25	$1,250
Michael and Rita Lee	3/08/01	4,000	$0.25	$1,000
Marilyn Levine	3/08/01	5,000	$0.25	$1,250
Ahmet & Edina Kurmemaj	3/08/01	5,000	$0.25	$1,250
Melissa & Gianmarco Lullo	3/08/01	5,000	$0.25	$1,250
Nina Marazzo	3/09/01	5,000	$0.25	$1,250
Steven & Jodie Menchel	3/07/01	5,000	$0.25	$1,250
Starr & Stanley Mendelblatt	3/08/01	5,000	$0.25	$1,250
Jonathan T. Miller	3/12/01	5,000	$0.25	$1,250
Peter & Randi Million	3/08/01	5,000	$0.25	$1,250
Linda Murphy	3/08/01	5,000	$0.25	$1,250
Carol Palmeri	3/07/01	5,000	$0.25	$1,250
Shari & Scott Saunders	3/08/01	5,000	$0.25	$1,250
Elisa R. Schindler	3/19/01	5,000	$0.25	$1,250
Gary Stein	3/08/01	5,000	$0.25	$1,250
Frank/Irene Testa	3/08/01	5,000	$0.25	$1,250
Paul Woldar	3/11/01	5,000	$0.25	$1,250
James Ming Yeung	3/19/01	5,000	$0.25	$1,250
Frank Zambuto	3/08/01	5,000	$0.25	$1,250
Irina Zolina-Korzhenevich	4/03/01	5,000	$0.25	$1,250
Lori Sosna	4/27/01	5,000	$0.25	$1,250
Milton Sussman	4/27/01	5,000	$0.25	$1,250
William and Robyn Weiss	4/27/01	5,000	$0.25	$1,250
Mark Taylor	3/08/01	5,000	$0.25	$1,250
Charles McCallion	4/17/01	5,000	$0.25	$1,250

Note

(1) See note 1 of Pacific CMA, Inc.'s consolidated financial statements for the year ended December 31, 2002, for information regarding the issuance of shares to Mr Alfred Lam.

(2) Except as otherwise provided on note 1, all but 40,000 shares issued for services were sold for $.25 per share by officers and directors for no consideration in an offering under Regulation S and/or Rule 506/ Section 4(2) of the 1933 Act.

On April 30, 2002, Pacific issued an aggregate of 1.7 million shares of its common stock to two people, in connection with Pacific's acquisition of 81% of the capital stock of an entity owned by such persons. Such transaction was exempt from the registration requirements of the Act pursuant to Section 4(2) thereunder.

Item 27. Exhibits.

Exhibit No. and Document

3.1 Articles of Incorporation (incorporated by reference from Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on October 14, 1999)

3.2. Bylaws (incorporated by reference from Registration Statement on Form 10-SB filed with the SEC on October 14, 1999)

3.3. Amendment to Articles of Incorporation (incorporated by reference from Amendment No. 2 to Registration Statement on Form SB-2 filed with the SEC on March 3, 2003)

4.1 Specimen Common Stock Certificate (incorporated by reference from Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on October 14, 1999).

4.2 Form of Escrow Agreement between Pacific CMA, Inc., Corporate Stock Transfer, Inc. and Key Bank National Association.

4.3 Form of Subscription Agreement.

5.1 Opinion of Frascona Joiner Goodman and Greenstein, P.C.

10.1 Stock Purchase Agreement dated April 30, 2002, by and among Pacific CMA International, LLC, Pacific CMA, Inc., Airgate International Corp, Thomas Zambuto and Scott Turner (incorporated by reference to the corresponding exhibit filed with the SEC on or about May 14, 2002 on Form 8-K).

10.2 Promissory Note dated April 30, 2002, in favor of Scott Turner (incorporated by reference to the corresponding exhibit filed with the SEC on or about May 14, 2002 on Form 8-K).

10.3 Promissory Note dated April 30, 2002, in favor of Thomas Zambuto (incorporated by reference to the corresponding exhibit filed with the SEC on or about May 14, 2002 on Form 8-K).

10.4 Pledge Agreement dated April 30, 2002, between Scott Turner as Pledgee, Pacific CMA International, LLC, as Pledgor, and Robinson Brog Leinwand Greene Genovese & Gluck, P.C. as Pledge Holder (incorporated by reference to corresponding exhibit filed with the SEC on or about May 14, 2002 on Form 8-K).

10.5 Pledge Agreement dated April 30, 2002, between Thomas Zambuto as Pledgee, Pacific CMA International, LLC, as Pledgor, and Robinson Brog Leinwand Greene Genovese & Gluck, P.C. as Pledge Holder (incorporated by reference to the corresponding exhibit filed with the SEC on or about May 14, 2002 on Form 8-K).

10.6 Guaranty by Pacific CMA, Inc., in favor of Scott Turner, dated April 30, 2002 (incorporated by reference to corresponding exhibit filed with the SEC on or about May 14, 2002 on Form 8-K).

10.7 Guaranty by Pacific CMA, Inc., in favor of Thomas Zambuto, dated April 30, 2002 (incorporated by reference to corresponding exhibit filed with the SEC on or about May 14, 2002 on Form 8-K).

10.8 Escrow Agreement dated April 30, 2002, between Thomas Zambuto and Scott Turner as Seller, Pacific CMA International, LLC, as Purchaser, and Robinson Brog Leinwand Greene Genovese & Gluck, P.C. as Escrow Agent (incorporated by reference to corresponding exhibit filed with the SEC on or about May 14, 2002 on Form 8-K).

10.9 Employment Agreement of Scott Turner, dated April 30, 2002 (incorporated by reference to corresponding exhibit filed with the SEC on or about May 14, 2002 on Form 8-K).

10.10 2000 Stock Plan (incorporated by reference to exhibit 4.1 filed with the SEC on or about December 5, 2000 on Registration Statement on Form S-8).

10.11  Form of Stock Grant Agreement (incorporated by reference to exhibit 4.2 filed with the SEC on or about December 5, 2000 on Registration Statement on Form S-8).

21.1 Subsidiaries of the Registrant (incorporated by reference from Amendment No. 1 to Registration Statement on Form SB-2 filed with SEC on January 10, 2003)

23.1 Consent of Moores Rowland, Chartered Accountant,Certified Public Accountant, Hong Kong

23.2 Consent of Holtz Rubenstein & Co., LLP

23.3 Consent of Frascona, Joiner, Goodman and Greenstein, P.C.

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to:

1. File, during any period in which it offers or sells securities, a post- effective amendment to this registration statement to:

i. Include any prospectus required by section 10(a)(3) of the Securities Act;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. iii. Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5. Supply by means of a post-effective amendment all information concerning a transaction, and we being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on May 23, 2003.

PACIFIC CMA, INC.

By: /S/ ALFRED LAM

Alfred Lam, Chairman of the Board of Directors

EXHIBIT 5.1 OPINION OF COUNSEL - FRASCONA JOINER GOODMAN AND GREENSTEIN, P.C.

Frascona Joiner Goodman and Greenstein, P.C.

4750 Table Mesa Drive

Boulder, CO 80305

ph.: 303 494 3000

fax: 303 494 6309

May 28 , 2003

Board of Directors

Pacific CMA, Inc

4750 Table Mesa Drive

Boulder, Colorado 80305

Gentlemen:

We have acted as your counsel in the preparation of a Fifth Amended Registration Statement on SB-2/A (the "Registration Statement") filed by you with the Securities and Exchange Commission covering shares of Common Stock of Pacific CMA, Inc. (the "Stock").

In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, we are of the opinion that:

The Stock, when issued and delivered in the manner and/or the terms described in the Registration Statement (after it is declared effective), will be duly and validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm's name as an expert in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

Sincerely yours,

Frascona, Joiner, Goodman and Greenstein, P.C.

By: /S/ GARY S. JOINER

Gary S. Joiner

23.1 CONSENT OF MOORES ROWLAND, CHARTERED ACCOUNTANT, CERTIFIED PUBLIC ACCOUNTANT OF HONG KONG

34th Floor, The Lee Gardens

33 Hysan Avenue

Causeway Bay, Hong Kong

Telephone (852) 2909 5555

Facsimile (852) 2810 0032

May 28, 2003

Consent of Independent Auditors

We consent to the inclusion in this Registration Statement Form SB-2 of our report dated April 9, 2003 except for note 3 (#) as to which the date is May 26, 2003, on our audit of the consolidated financial statements of Pacific CMA, Inc., which covered the consolidated balance sheets as of December 31, 2001 and 2002 and the results of their operations and cash flows for each of the three years in the period ended December 31, 2002 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption "Experts" in this Prospectus.

Moores Rowland

Chartered Accountants

Certified Public Accountants

Hong Kong

23.2 CONSENT OF HOLTZ, RUBENSTEIN & CO., LLP

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion in this Registration Statement Form SB-2 of our report dated June 5, 2002, on our audits of the consolidated financial statements of Airgate International Corp. and Subsidiaries, which covered the consolidated balance sheets as of February 28, 2002 and 2001 and the results of their operations and their cash flows for each of the two years in the period ended February 28, 2002 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the caption "Experts" in this Prospectus.

/s/ HOLTZ RUBENSTEIN & CO., LLP

HOLTZ RUBENSTEIN & CO., LLP

Melville, New York

May 9, 2003

EXHIBIT 23.3 - CONSENT OF FRASCONA JOINER GOODMAN AND GREENSTEIN, P.C.

Frascona Joiner Goodman and Greenstein, P.C.

4750 Table Mesa Drive

Boulder, CO 80305

ph.: 303 494 3000

fax: 303 494 6309

May 28, 2003

Board of Directors

Pacific CMA, Inc

4750 Table Mesa Drive

Boulder, Colorado 80305

Gentlemen:

We have acted as your counsel in the preparation of a Fifth Amended Registration Statement on SB-2/A (the "Registration Statement") filed by you with the Securities and Exchange Commission covering shares of Common Stock of Pacific CMA, Inc. (the "Stock").

In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, we are of the opinion that:

The Stock, when issued and delivered in the manner and/or the terms described in the Registration Statement (after it is declared effective), will be duly and validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm's name as an expert in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

Sincerely yours,

Frascona, Joiner, Goodman and Greenstein, P.C.

By: /S/ GARY S. JOINER

Gary S. Joiner

POWERS OF ATTORNEY AND SIGNATORIES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of Pacific CMA, Inc. hereby constitutes and appoints Henrik M. Christensen and Alfred Lam and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in- fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable Pacific CMA, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE
/S/ ALFRED LAM Alfred Lam	Chairman of the Board of Directors (Principal Executive Officer)	5.28.2003
/S/ DAISY LAW Daisy Law	Chief Accountant (Principal Financial and Accounting Officer)	5.28.2003
/S/ SCOTT TURNER Scott Turner	Director	5.28.2003
/S/ HENRIK M. CHRISTENSEN Henrik M. Christensen	Director	5.28.2003
/S/ LOUISA CHAN Louisa Chan	Director	5.28.2003
/S/ KAZE CHAN Kaze Chan	Director	5.28.2003

END OF FILING